UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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MOELIS & COMPANY
(Name of Registrant as Specified In Its Charter)
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Notice of Annual Meeting of Stockholders

Notice of Annual Meeting of Stockholders

We are holding our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) for the following purposes, which are described in more detail in the Proxy Statement:

2025 Annual Meeting of Stockholders	Meeting Date	Thursday, June 5, 2025
	Time	8:30 a.m. (Eastern Time)
	Place	Offices of Moelis & Company 399 Park Avenue, New York, NY 10022

1.	to elect five directors to our Board of Directors;
2.	to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the accompanying Proxy Statement;
3.	to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
4.	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on April 9, 2025 will be entitled to attend and vote at the Annual Meeting.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are sending our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) rather than a paper set of the proxy materials. The Notice includes instructions on how to access our proxy materials over the internet, as well as how to request the materials in paper form.

Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting. The Notice includes instructions on how to vote, including by internet and telephone. If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions.

By order of the Board of Directors,

Osamu Watanabe

General Counsel and Secretary

April 23, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 5, 2025.

The Company’s Proxy Statement and 2024 Annual Report on Form 10-K

are also available at www.proxyvote.com.

Letter from our Chairman and CEO

Letter from our Chairman and CEO

Dear Stockholders:

We cordially invite you to attend our 2025 Annual Meeting of Stockholders, to be held on June 5, 2025, at the offices of Moelis & Company located at 399 Park Avenue, 4th Floor, New York, NY 10022. The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow describe Moelis & Company’s achievements, compensation highlights and governance practices to be discussed at the meeting.

At this year’s Annual Meeting we are seeking your vote on several items, including the election of our directors and the approval of our executive compensation practices. Your vote matters, and your support will continue to allow us to position our Firm for long-term success. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend.

We look forward to your participation at the Annual Meeting.

A turbulent year. Great execution.

2024 was marked by continued geopolitical instability, fueled by ongoing conflicts and contentious election cycles around the globe. In recent years, these dynamics, combined with an aggressive Fed, created a substantial deal backlog with many transactions delayed or put on hold. As elections played out around the world and interest rates began to stabilize, this backlog began to convert into completed transactions throughout 2024.

As our clients navigated a turbulent environment, our team mobilized to support them. Leveraging our deep expertise, we addressed the growing demand for liability management solutions and the increasing importance of private capital, helping our clients to effectively manage uncertainty and volatility. We advised on a diverse range of transactions totaling approximately $350 billion globally, with meaningful contributions from each of our M&A, Capital Structure Advisory and Capital Markets businesses. This resulted in a 40% year-over-year increase in adjusted revenues to $1.2 billion, our second highest year of revenues in our Firm’s history.

Adjusted Revenues

Letter from our Chairman and CEO

This strong performance, combined with our capital-light business model, allowed us to return approximately $201 million to shareholders(1). Notably, this includes an 8% per-share increase in our regular quarterly dividend this year to $0.65 per share, underscoring our commitment to delivering shareholder value and our confidence in the Firm’s future earnings potential. In the decade since our IPO in 2014, we have paid back approximately 140% of our IPO price(2) in dividends alone. We remain debt-free, supported by a fortress balance sheet that offers the flexibility to invest strategically and capitalize on compelling opportunities as they emerge. As I look back on our 2024 results, it is evident that the strategic investments we have made to position our business for long-term success are already generating meaningful returns.

Strategic investments lay the groundwork for growth

Over the past few years, we have focused our investment on the largest industry fee pools, many of which are impacted significantly by technology and innovation. You may recall that in 2023, we considerably enhanced our technology franchise by adding 11 Managing Directors and effectively doubling the size of our Technology team. Our expanded global capabilities are a strong point of differentiation in this market, and I am proud that within just one year, our Technology franchise was the largest sector contributor to our 2024 revenues.

In 2024 we continued to expand our global footprint with the targeted hiring of eight Managing Directors across key sectors including Energy, Technology, Industrials and Healthcare, and we enhanced our creditor coverage capabilities within our Capital Structure Advisory business. Similar to what we experienced in Technology, our recent investments in Industrials and Energy are already yielding results, with both sectors posting strong performance in 2024 and maintaining robust levels of activity into 2025. Additionally, our Capital Structure Advisory team achieved record revenues for the year.

Just as important as our ability to attract the best and brightest is our commitment to internal talent development. In 2024, we promoted seven Managing Directors, followed by another twelve in early 2025. These individuals reflect our focus on and investment in fostering growth from within.

MD Headcount

(1)

Includes dividend paid in Q1 2025 with respect to Q4 2024 performance. Share repurchases primarily consist of shares repurchased from employees for the purpose of settling tax liabilities incurred upon delivery of equity-based compensation and share buybacks pursuant to the Company’s share repurchase program.

(2)	IPO price of $25 per share on April 15, 2014.

Letter from our Chairman and CEO

Foundation for success

We remain in investment mode with a long-term focus on talent acquisition and internal promotion to position our Firm for sustained growth. In early 2025, we announced the expansion of our Private Funds Advisory (PFA) business to strengthen our global private capital solutions for financial sponsors and limited partners. In collaboration with our industry, financial sponsor, and capital markets teams, our expanded PFA offering will enhance our ability to deliver top-tier advice and solutions amid growing demand for secondary transactions and creative capital solutions. We also made recent additions across our Energy, Power & Utilities and Technology teams. As leading talent becomes available, we remain committed to strategically hiring the best, ensuring we stay at the forefront of the industries we serve.

We continue to operate in a dynamic environment. Recently, tariffs and a looming trade war have introduced a new wave of volatility and uncertainty. However…facts are facts:

1)	There are no tariffs on relationships and world-class advice
2)	Our talent base, breadth of expertise, and culture of collaboration is the strongest it has ever been
3)	We have zero leverage and the largest Q1 cash position in our history

Our vision is clear: to continue delivering innovative solutions for our clients, achieving exceptional results for our shareholders, and empowering our people to learn and develop, while driving growth. We look forward to executing on this vision in the years ahead.

Sincerely,

Ken Moelis

Chairman & CEO

Moelis & Company

Although we refer to our website in this Proxy Statement, the contents of our website are not included or incorporated by reference into this Proxy Statement. All references to our website in this Proxy Statement are intended to be inactive textual references only.

Proxy Statement Highlights

Proxy Statement Highlights

2025 Annual Meeting of Stockholders to be held on June 5, 2025

This section highlights certain information that you should consider before voting on the matters presented at this year’s Annual Meeting to be held on Thursday, June 5, 2025 at 8:30 a.m. (Eastern Time) at the offices of Moelis & Company, 399 Park Avenue, New York, NY 10022. You should read this entire Proxy Statement carefully before voting. Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to attend the Annual Meeting. Additional information about our Annual Meeting, including details about how to participate in our Annual Meeting and how to cast your votes, is provided under “—General Information” beginning on page 71.

Moelis & Company (the “Firm” or the “Company”) is a holding company and its only assets are its partnership interests in Moelis & Company Group LP (“Group LP”), its equity interest in the sole general partner of Group LP, Moelis & Company Group GP LLC (“GP LLC”), and its interests in its subsidiaries. The Company operates and controls all of the business and affairs of Group LP and its operating entity subsidiaries indirectly through its equity interest in GP LLC. Our Class A common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MC.”

2025 Annual Meeting of Stockholders

2025 Annual Meeting of Stockholders	Meeting Date	Thursday, June 5, 2025
	Time	8:30 a.m. (Eastern Time)
	Place	Offices of Moelis & Company | 399 Park Avenue, New York, NY 10022

Matters to be Voted on at our 2025 Annual Meeting

Agenda and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference

• Election of the 5 nominees named in this Proxy Statement to serve on our Board of Directors until the 2026 Annual Meeting	FOR each nominee	11

• Non-binding, advisory vote to approve executive compensation of our Named Executive Officers	FOR	59

• Ratification of Deloitte as our independent registered public accounting firm for 2025	FOR	69

Proxy Statement Highlights

Performance Overview

We encourage you to read the following performance overview as background to this Proxy Statement.

We continued to execute on our long-term strategic priorities in 2024, with a clear commitment to supporting our clients. We also continued to invest in our talent to strategically position the Firm for future growth, while maintaining a debt-free balance sheet and generating strong returns for our shareholders.

Our focused execution led to strong financial performance

Adjusted Revenues(1) $1.2 billion Adjusted revenues grew 40% YoY to $1.2 billion, making 2024 our second highest year of annual revenues	Adjusted Pre-tax income(1) $197 million Meaningful improvement in profitability, demonstrating the operating leverage embedded in our business

Our capital-light business model helped generate significant capital and shareholder returns

Dividends $2.45 per share Declared $2.45 per share in annual dividends, including an 8% increase to $0.65 per share currently	1-Year TSR(2) 37% Outperformance against major benchmark indices

We strategically expanded our global footprint to position the Firm for future growth

Managing Directors 157 Added 15 Managing Directors in 2024 Eight hires and seven internal promotes	Firmwide Headcount 1,286 Grew Firmwide headcount 12% YoY	Talent development 45% ~45% of Managing Directors have been internally promoted

(1)	See Annex A for a reconciliation between GAAP and Adjusted (non-GAAP) financial information
(2)	S&P CapIQ; data obtained from CapIQ on January 6, 2025

Proxy Statement Highlights

Shareholder Alignment

The following provides highlights of our 2024 compensation program, which seeks to align the interests of our Named Executive Officers (“NEOs”) with the long–term interests of our Firm and its shareholders.

✓

Align pay with strategic and financial firmwide performance. Our program emphasizes variable incentive compensation, versus fixed salaries, and serves to reward executives for Company performance and their individual contributions and accomplishments while retaining discretion. Firmwide performance includes an assessment of financial performance and non-financial factors, including investment in the Firm’s future and execution of strategic priorities.

✓

Incentivize long-term value creation by granting a significant portion of compensation in equity. Our total incentive pay is delivered in the form of cash and equity-based compensation. The equity-based compensation allocation is designed to align the interests of our NEOs with those of our shareholders’ interests in the long-term success of our Firm, promote retention, and mitigate excessive risk taking. Equity based compensation represented approximately 100% of 2024 total incentive compensation awarded to our Chief Executive Officer (“CEO”).

✓

Multi-year sale restrictions on equity that are longer than most of our peers. We have imposed a five-year vesting schedule on unvested equity, or equivalent sale restrictions for deferred equity, for the portion of incentive compensation that is delivered in equity. We have elected this five year schedule because we believe it promotes leadership continuity and better aligns management’s interests with those of shareholders.

✓

Clawback Policies. We have implemented a clawback policy for our executive officers which provides for the recovery of erroneously awarded compensation in the event of a financial restatement consistent with the requirements of the SEC and NYSE rules.

✓

Significant Equity Ownership by NEOs. All of our NEOs currently have significant equity ownership as a result of multi-year vesting or deferral schedules applied to annual incentive equity compensation. Each of our NEOs for fiscal year 2024 owns equity of the Company representing greater than 5x their base salaries.

✓	Hedging Prohibition. We prohibit hedging of our common stock and equity-based awards by our NEOs and employees.

Our Board of Directors

Our Board of Directors (“Board”) is comprised of directors with a wide range of skills, experiences and backgrounds, which contribute to the Board’s ability to effectively oversee the Company and execute on its long-term strategy.

Proxy Statement Highlights

In determining that each director should be nominated for re-election, our Board considered his or her service, business experience, prior directorships, qualifications, attributes and skills described in the biographies set forth below under “Proposal 1: Election of Directors—Directors.”

Corporate Governance

We are committed to corporate governance that serves the best interests of our Company and shareholders and encourages active engagement with our shareholders. The following are highlights of our key board and governance practices and policies.

✓	Independent Board

•	We have a majority independent Board.

•	All committees of our Board are comprised entirely of independent directors.

✓	Strong Board Leadership

•	Chair/CEO driving focused strategic leadership.

•	Lead Independent Director with active role and responsibilities.

•	Our non-employee directors who have served multiple years on our Board own equity of the Company representing greater than 2.5x the annual retainer fee.

✓	Increased Board Size

•	Dr. Louise Mirrer joined our Board on September 17, 2024 in line with the Board’s decision to increase the size of the Board from five to six members with four independent directors.

•	Dr. Mirrer has over four decades of experience in academia and the non-profit sector, including more than 20 years of executive leadership.

•

Following Mr. John A. Allison’s decision to retire from our Board in January 2025, we have engaged in a process to fill the fourth independent director seat by the 2026 annual meeting. We are focused on appointing a director who meets our director qualifications and will complement the range of

Proxy Statement Highlights

skills of our existing Board. See “Corporate Governance—Director Qualifications and Nominating Process” for more information.

✓	Qualified and Engaged Board

•	Wide range of qualifications, skills and experiences.

•	Overall attendance by our directors at Board and committee meetings was over 75% in 2024.

✓	Executive Sessions

•	Independent directors meet regularly with CEO and without management.

✓	Accountability

•	Director nominees must receive a majority of the votes cast (for and against) in an uncontested election.

•	See “General Information—What vote is required for each proposal?” on page 72 for more information.

•	Directors are elected annually.

✓	Annual Self-Assessments

•	The Board and each committee conduct an annual self-assessment, which is overseen by the Nominating and Corporate Governance Committee.

Corporate Responsibility

Our core values of trust, partnership and commitment to long-term relationships allow us to deliver differentiated advice to our clients, attract and develop exceptional talent and maintain a collaborative, innovative and nimble culture. Please see “Corporate Governance—Corporate Responsibility” for more information on our commitment to our values.

Proposal 1: Election of Directors

Proposal 1: Election of Directors

Our Board is currently comprised of five directors. At the Annual Meeting, stockholders will vote to elect as directors of the Company the five nominees named in this Proxy Statement. Each of the directors elected at the Annual Meeting will hold office until the 2026 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. The Board has nominated Kenneth Moelis, Eric Cantor, Louise Mirrer, Kenneth L. Shropshire and Laila Worrell for election at the Annual Meeting. The persons named as proxies will vote to elect each of these nominees unless a stockholder indicates that his or her shares should be withheld with respect to one or more of such nominees.

Directors

The following sets forth information regarding our directors, including their ages as of the date hereof.

Kenneth Moelis, 66 Chairman of the Board of Directors and CEO

Kenneth Moelis is the Founder, Chairman of the Board and CEO of Moelis & Company. Ken has over 40 years of experience both as an investment banker and an executive, having served in various significant leadership roles where he has been responsible for the innovation and growth of franchises across the industry. Prior to founding the Company, Mr. Moelis was President of UBS Investment Bank and previously, Head of Corporate Finance at Donaldson, Lufkin & Jenrette. He began his investment banking career at Drexel Burnham Lambert. Mr. Moelis holds a B.S. in Economics and an M.B.A. from the Wharton School at the University of Pennsylvania. He is a member of the Business Council, Business Roundtable and the WSJ CEO Council and currently serves on the Wharton Board of Overseers and the Ronald Reagan UCLA Medical Center Board of Advisors. He was formerly Board Chair and Director of the Tourette Association of America and served on the Board of Trustees at the University of Pennsylvania for 10 years.

Mr. Moelis’ knowledge of and extensive experience in investment banking and the financial services industry give the Board valuable industry-specific knowledge and expertise on these and other matters. In addition, as our Founder and CEO, he has an unparalleled understanding of our business and operations, which positions him well to serve on our Board.

Eric Cantor, 61 Managing Director, Vice Chairman of the Company and Director

Eric Cantor has served as a Managing Director, Vice Chairman of the Company, and a Director of our Company since September 2014. Mr. Cantor, who has more than 30 years of political and business experience, was formerly United States Representative for Virginia’s 7th Congressional District and U.S. House Majority Leader. He served in the U.S. House of Representatives from 2001 to 2014. He was elected by his colleagues in the House to serve as the Majority Leader for the 112th and 113th Congresses where he led the public policy agenda for the House. During his time in office, Mr. Cantor was a leading voice on the economy, job creation and policies focused on improving the lives of the American middle class. He championed pro-growth solutions including lowering taxes, eliminating excessive regulation, strengthening businesses, and encouraging entrepreneurship. He was also regularly featured in publications focusing on a wide range of topics including both domestic and international matters. Mr. Cantor holds a B.A. from The George Washington University, a J.D. from The College of William and Mary, and an M.A. from Columbia University. He serves as a member of the Bipartisan Policy Center’s Executive Council on Infrastructure and has been named a visiting fellow at Harvard University’s John F. Kennedy School of Government. He served on the U.S. Department of Defense Policy Board from 2017-2020.

Mr. Cantor’s knowledge of public and economic policy, his extensive experience in public policy, international business and geo-politics and his investment banking experience position him well to serve on our Board.

Proposal 1: Election of Directors

Louise Mirrer, 71 Independent Director

Louise Mirrer has been a director since September 2024. She has over 40 years of experience in academia and the non-profit sector, including more than 20 years of executive leadership. Since 2004, she has served as the President and CEO of the New York Historical Society, where she has significantly enhanced its position as a leading cultural and educational institution. Louise has authored four books on historical themes and has held faculty positions at Fordham University, UCLA, and the University of Minnesota-Twin Cities. She previously served as Vice Provost for Arts, Sciences, and Engineering at the University of Minnesota-Twin Cities and Executive Vice Chancellor for Academic Affairs at the City University of New York. Her honors include induction into the Crain’s New York Business Hall of Fame (2018), membership in the Council on Foreign Relations (2017), and recognitions such as the Officer’s Cross from Spain (2017) and the Beacon Award (2017). She also received the Medal of Merit from the Saint Nicholas Society (2016), a Doctor of Letters, Honoris Causa from Marymount College (2016), and the Chinatown Partnership Historic Trailblazer Award (2013). In 2007, she was honored with the Woman of Distinction Medal, the Honorary Fellowship of Wolfson College, Cambridge, and the Dean’s Medal from CUNY Honors College (2005). Louise holds a double Ph.D. in Spanish and Humanities from Stanford University, a graduate diploma from Cambridge, and a B.A. in Spanish from the University of Pennsylvania.

Dr. Mirrer’s executive leadership experience and diversity of perspective from her involvement in the non-profit sector positions her well to serve on our Board.

Kenneth L. Shropshire, 70 Lead Independent Director

Kenneth L. Shropshire has been a director since July 2014 and has been our Lead Independent Director since 2022. Mr. Shropshire is the David W. Hauck Professor Emeritus at the Wharton School at the University of Pennsylvania and the former Faculty Director of its Wharton Sports Business Initiative. Mr. Shropshire joined the Wharton faculty in 1986 specializing in sports business and law and served as Chairman of the Wharton School’s Legal Studies and Business Ethics department from 2000 to 2005. Prior to returning to Wharton, Mr. Shropshire was the Adidas Distinguished Professor of Global Sport and CEO of Global Sport Institute at Arizona State University from 2017 to 2022. His consulting roles have included work for the NFL, the NCAA, the NFL Players Association and USA Track and Field, and he was an executive on the organizing committee for the 1984 Los Angeles Olympic Games. Mr. Shropshire was previously a member of the board of directors of Peace Players International and Valley Green Bank in Philadelphia and a trustee of the Women’s Sports Foundation. He is a former president of the Sports Lawyers Association, the largest such organization in the world, and Program Chair of the ABA Forum Committee, Sports Law Section. Mr. Shropshire is the author of numerous books and articles on the business of sports. He holds an A.B. in Economics from Stanford University and a J.D. from Columbia Law School.

Mr. Shropshire’s knowledge of corporate and business law and his extensive experience with business law and ethics, negotiation, and dispute resolution position him well to serve on our Board.

Proposal 1: Election of Directors

Laila J. Worrell, 57 Independent Director

Laila Worrell has been a director since January 2023. She has over 30 years of leadership experience in both public and private-equity owned companies. She currently serves as CEO of Material Plus, a marketing services company owned by Blackstone and Tailwind Capital. Previously, she served in various private equity portfolio leadership and advisory roles. After joining KKR-owned Aricent as COO in 2017, she was instrumental in the company’s acquisition for $2.1b by publicly traded Altran Technologies, creating the largest product design and engineering company in the world. After succeeding Aricent’s CEO, she was appointed CEO of Altran Americas and again played a key role in its $5.5b acquisition by Capgemini in 2020. She now serves as CEO of HBR Global, following her appointment as an HBS Executive Fellow. Laila has also served as senior advisor and operating partner at CDPQ, one of the largest private equity investors globally, and as Partner and Managing Director in Boston Consulting Group’s Principal Investing and Private Equity (PIPE) practice. Previously, Laila held a number of senior leadership roles at Accenture, heading its $2b New York Metro region and growth and strategy for Accenture’s $13b North American business. Laila sits on the Advisory Council for the American Museum of Natural History, a position she’s held since 2012. Laila has been a board member of the Harvard Business School Club of New York since 2013, and she has previously served on the Corporate Advisory Board of Lincoln Center for the Performing Arts and its Women’s Leadership Council. From 2007 to 2014, she served as the Board Chair of Susan G. Komen Greater NYC. Laila holds a BA from The University of Texas at Austin and an MBA from Harvard Business School.

Ms. Worrell’s senior executive and strategic leadership experience from a range of institutions and her expertise across technology, media and business services positions her well to serve on our Board.

Proposal 1: Election of Directors

Our Board is comprised of directors with a wide range of skills, experiences, and backgrounds, which contribute to the Board’s ability to effectively oversee the Company and execute on its long-term strategy. We are engaged in a process to fill the fourth independent director seat as further discussed in “Proxy Highlights—Corporate Governance—Increased Board Size.”

The presentation below is a summary of skills and experiences found on the Board, with information provided by the director nominees:

Skills	Moelis	Cantor	Mirrer	Shropshire	Worrell

Executive/Strategic Leadership	✓	✓	✓		✓

CEO-Level Experience	✓		✓	✓	✓

Finance/Accounting/Auditing	✓	✓	✓	✓	✓

Financial Services (non-IB)	✓			✓	✓

Media/Branding/Marketing	✓	✓	✓	✓	✓

Compensation	✓		✓		✓

Academia/Education			✓	✓

Corporate Responsibility	✓	✓	✓	✓	✓

IT/Cybersecurity Oversight	✓	✓			✓

Risk Management	✓	✓	✓		✓

Law/Public Policy/Regulatory		✓		✓

Additional Board Experience	✓			✓	✓

Range of Tenure

0-2 years
3-7 years
>7 years
7.4
years average

Proposal 1: Election of Directors

Director Nomination Rights of Partner Holdings

In connection with our initial public offering, we entered into a stockholders agreement with Moelis & Company Partner Holdings LP (“Partner Holdings”) dated as of April 15, 2014 (the “Stockholders Agreement”), an entity controlled by our Chairman and CEO, Kenneth Moelis, pursuant to which our Board is required to nominate individuals designated by Partner Holdings equal to a majority of the Board, and to take reasonable actions necessary to cause such directors to continue in office, as long as the Class B Condition is satisfied. The designees of Partner Holdings nominated by the Board for election at the Annual Meeting are Kenneth Moelis and Eric Cantor. Although the Class B Condition is satisfied, Partner Holdings has notified the Company that Partner Holdings will not designate any additional nominees to our Board this year. This is because the Company, which is no longer a “controlled company” under NYSE rules, is required to satisfy NYSE independence requirements, including the requirement to have independent directors constitute a majority of our Board. The Stockholders Agreement and the Class B Condition are described under “Certain Relationships and Related Person Transactions—Transactions With Our Directors, Executive Officers and 5% Holders—Rights of Partner Holdings and Stockholders Agreement”.

Director Nominees and Board Recommendation

In the event that any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board to fill the vacancy. All of the nominees are currently serving as directors and we do not expect that any of the nominees will be unavailable or will decline to serve.

In determining that each director should be nominated for re-election, our Board considered his or her service, business experience, prior directorships, qualifications, attributes and skills described in the biography set forth above.

The Board recommends that you vote “FOR” each of the director nominees in this Proposal 1

Executive Officers

Executive Officers

The following sets forth information regarding our executive officers, including their ages as of the date hereof. Information relating to Mr. Moelis, our Chairman and CEO, is set forth above in “Proposal 1: Election of Directors.”

Navid Mahmoodzadegan, 55 Co-President and Managing Director

Navid Mahmoodzadegan is a Co-Founder and has served as Co-President since September 2015 and as a Managing Director of our Company since 2007. Mr. Mahmoodzadegan served as a director of our Company from April 2014 to April 2021. Prior to founding our Company, Mr. Mahmoodzadegan worked at UBS from 2001 to 2007, where he was most recently Global Head of Media Investment Banking and was a member of the UBS Investment Banking Department Americas Executive Committee. Before joining UBS, Mr. Mahmoodzadegan was an investment banker at Donaldson, Lufkin & Jenrette from 1995 to 2001.

He began his career as an attorney with Irell & Manella. Mr. Mahmoodzadegan serves on the Taft School Board of Trustees. Mr. Mahmoodzadegan previously served as Board Chair for the Carlthorp School Board of Trustees and served on the National Board of Directors of JumpStart. He holds an A.B. with Highest Distinction from the University of Michigan (Phi Beta Kappa) and a J.D. from Harvard Law School, magna cum laude.

Jeffrey Raich, 58 Co-President and Managing Director

Jeffrey Raich is a Co-Founder and has served as Co-President since September 2015 and as a Managing Director of our Company since 2007. Mr. Raich served as a director of our Company from April 2014 to April 2021. Prior to founding our Company, Mr. Raich worked at UBS from 2001 to 2007, where he was most recently Joint Global Head of Mergers and Acquisitions. Prior to joining UBS, Mr. Raich was a Managing Director and Head of West Coast Mergers and Acquisitions at Donaldson, Lufkin & Jenrette, where he worked from 1996 to 2000.

He began his career as an investment banker with PaineWebber in 1989. He is a member of the McIntire School of Commerce Advisory Board at the University of Virginia, a Board Member of the UCLA Health System and is also Co-Chair of the Lung Health Advisory Board at UCLA. Mr. Raich also serves on The Posse Foundation National Board of Directors. He holds a B.S. in Commerce with Distinction from the McIntire School of Commerce at the University of Virginia.

Katherine Pilcher Ciafone, 45 Chief Operating Officer

Katherine Pilcher Ciafone is a Co-Founder and has served as the Chief Operating Officer since October 2023, where she is responsible for the Firm’s global strategy and operations. Ms. Ciafone previously served as the Firm’s Chief Operating Officer of Investment Banking where she led business management and other corporate functions. Ms. Ciafone has over 20 years of experience in the investment banking industry both as a banker and as an operating executive. Prior to joining the Company, Ms. Ciafone worked at UBS from 2002 to 2007 in various roles, including in the office of the CEO and President of UBS Investment Bank and as an investment banker in the Financial Institutions Group.

Ms. Ciafone serves on the Board of Directors of MA Financial Group Limited (ASX: MAF), is a board member of Madison Square Boys and Girls Club and is a 2023 David Rockefeller Fellow through the Partnership for New York City. Ms. Ciafone holds a B.S. in Commerce with distinction from The McIntire School of Commerce at the University of Virginia.

Executive Officers

Christopher Callesano, 52 Chief Financial Officer

Christopher Callesano has served as our Chief Financial Officer since March 31, 2025. Prior to becoming Chief Financial Officer Mr. Callesano served as our Principal Accounting Officer since 2016 and prior to that, served as Corporate Controller since 2010. Mr. Callesano also served as Chief Financial Officer of Atlas Crest Investment Corp. from 2020 to 2021 and Atlas Crest Investment Corp. II from 2021 to 2022.

From 2008 to 2010, Mr. Callesano was Senior Managing Director of Financial Reporting and Accounting Policy at NASDAQ OMX where he was responsible for the financial statements filed with the SEC. Previously, Mr. Callesano worked at Merrill Lynch from 2004 to 2008, most recently as Director of Corporate Reporting. Prior to joining Merrill Lynch, Mr. Callesano held various other accounting positions, including as an auditor with Ernst & Young. Mr. Callesano holds a B.S. in Accounting from Penn State University and an M.B.A. in Finance from the Stern School of Business at New York University. He is a Certified Public Accountant and holds a Series 27 license.

Osamu R. Watanabe, 64 General Counsel and Secretary

Osamu R. Watanabe has served as our General Counsel and Secretary since 2011. Prior to joining our Company in 2010, he was General Counsel and Chief Compliance Officer of Sagent Advisors from 2009 to 2010. Prior to joining Sagent Advisors, Mr. Watanabe held senior legal positions at UBS from 2002 to 2009, Credit Suisse First Boston from 2001 to 2002 and Donaldson, Lufkin & Jenrette from 1997 to 2001.

From 1987 to 1997, Mr. Watanabe was in private practice at Sullivan & Cromwell in New York, Tokyo, Hong Kong and Melbourne. Prior to that, he clerked for the Honorable Morey L. Sear, Eastern District of Louisiana. Mr. Watanabe holds a B.A. from Antioch College and a J.D. from Yale Law School (1985).

Corporate Governance

Corporate Governance

The Company is governed by the Board and various committees of the Board that meet regularly throughout the year. Our Board has three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee has adopted and operates under a written charter. You are encouraged to visit our website at www.moelis.com to view or to obtain copies of our Corporate Governance Guidelines, committee charters and Code of Business Conduct and Ethics. Additional information relating to the corporate governance of our Company is also set forth below and included in other sections of this Proxy Statement.

Board Leadership Structure

As our founder and among the largest shareholders of the Company, Mr. Moelis serves as our combined Chairman and CEO.

Under our Corporate Governance Guidelines, the Board does not require the separation of the offices of the Chair of the Board and the CEO. If at any time the Chair is not an independent director, then the Board will elect a Lead Independent Director. Our Board periodically reviews its leadership structure.

Ken Shropshire was elected our Lead Independent Director in March 2022. Mr. Shropshire is an independent director and active Board member and also serves as the Chairperson of our Audit Committee.

The specific duties and responsibilities of the Lead Independent Director include the following:

Meetings and Executive Sessions

•	Presides at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors.

•	Has discretion to call executive sessions of the independent directors.

•	Facilitates discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings.

Liaison with the Chair and Management

•	Serves as the principal liaison between the independent directors and the Chair, without inhibiting direct communication between them.

•	Communicates to the Chair and management, as appropriate, any decisions reached, suggestions, views or concerns expressed by independent directors in executive sessions or outside of Board meetings.

•	Provides the Chair with feedback and counsel concerning the Chair’s interactions with the Board.

•	May communicate with management regarding any decisions reached, suggestions, views or concerns expressed by independent directors in executive sessions or outside of Board Meetings.

Oversight of Information Provided to the Board

•	Works with the Chair to develop and approve Board meeting agendas and meeting schedules, including to ensure that there is sufficient time for discussion of all agenda items.

•	Works with the Chair on the appropriateness (including quality and quantity) and timeliness of the information provided to the Board.

•	Authorizes the retention of advisors and consultants who report directly to the Board when appropriate.

Corporate Governance

Board and Leadership Evaluation

•	In consultation with the Nominating and Corporate Governance Committee, reviews and reports on the results of the Board and Committee performance self-evaluations.

•	Periodically meets with independent directors to discuss Board and Committee and Chair performance, effectiveness and composition.

•	Coordinates with the CEO regarding the agenda for the annual review of the CEO succession plan.

Stockholder Communication

•	If requested, and in coordination with executive management, is available for consultation and direct communication with stockholders.

Crisis Management

•	Plays an increased role in crisis management oversight, as appropriate under the circumstances.

The Lead Independent Director shall be appointed annually and serve until his or her successor is duly appointed and qualified, or until his or her earlier removal or resignation, or such time as he or she is no longer an independent director or such time as the Chair is an independent director. Although elected annually, the Lead Independent Director is generally expected to serve for more than one year.

Board Size

In September 2024, we added Dr. Mirrer to our Board in line with our Board’s decision to increase the size of the Board from five to six members, with four independent directors. Following Mr. Allison’s decision to retire from our Board in January 2025, our Nominating and Corporate Governance Committee has engaged in a process to fill the fourth independent director seat. See “Corporate Governance—Director Qualifications and Nominating Process” for more information.

Director Independence

The Board has reviewed the composition of its committees and the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board has determined that each of Louise Mirrer, Kenneth L. Shropshire and Laila Worrell is an “independent director” under applicable NYSE standards and that each such director has no relationships with the Company that would interfere with such director’s exercise of independent judgment in carrying out his or her responsibilities as a director of the Company.

Dual Class Voting Structure

Mr. Moelis controls the voting power of all of our Class B common stock, which has 10:1 voting per share compared to our Class A common stock, so long as the Class B Conditions are met(1). Under the Class B Condition, which was publicly disclosed at the time of our IPO, Mr. Moelis is required to hold a substantial economic interest of approximately 4.5 million shares, which makes him one of the top stockholders of the Company and further reinforces his alignment with stockholders. Additionally, Mr. Moelis is the only person who has the right to 10 votes per Class B share and such right is not transferable(2).

(1)	Class B Condition is defined in our Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to our Form 8-K filed on April 22, 2014.
(2)

For more detailed description of the Class B Condition, see “Certain Relationships and Related Person Transactions—Transactions with Our Directors, Executive Officers and 5% Holders—Rights of Partner Holdings and Stockholders Agreement”

Corporate Governance

We believe that the stability of our Chairman/CEO role, attributable to our dual-class share structure, promotes long-term shareholder value creation in our highly competitive industry by giving us the unique ability to attract and retain high-caliber Managing Directors.

Our Board is currently comprised of three independent directors who possess a wide range of expertise and experience and play a critical role in overseeing our company’s operations and safeguarding the interests of all of our stockholders.

Board’s Role in Oversight of the Company

We are exposed to a number of risks, and we regularly identify and evaluate these risks and our risk management strategy. Management is principally responsible for identifying, evaluating and managing the risks on a day-to-day basis, under the oversight of the Board and the Audit Committee. Our Managing Directors and certain business committees of our Managing Directors are responsible for various aspects of risk management associated with our business, and our executive officers have the primary responsibility for enterprise-wide risk management. Our Chief Operating Officer, Chief Financial Officer and General Counsel work closely with our Managing Directors, our management and operations teams (including our finance and accounting, legal and compliance, human capital management and information technology and security teams) and our outsourced internal audit function to monitor and manage risk. Our executive officers meet with the Audit Committee at least four times a year in conjunction with a review of our quarterly and annual periodic SEC filings to discuss important risks we face. Our executive officers also meet regularly with the Board to discuss any such risks, including without limitation, those related to information security. Our Audit Committee focuses on oversight of financial risks relating to the Company and the Compensation Committee determines NEO compensation plans and arrangements and evaluates compensation-related risks to the Company. The full Board keeps itself regularly informed regarding risks overseen by the Audit Committee through management and committee reports and otherwise.

The Board annually evaluates succession planning with respect to the CEO and the executive officers. In addition, the Company’s emergency succession plan is reviewed by the Board (or a committee designated by the Board) at least annually.

The Board conducts a periodic review of matters related to environmental, social and governance (“ESG”) (other than within the purview of other committees of the Board), including the overall ESG strategy, risk oversight, including, without limitation cybersecurity risk oversight, sustainability initiatives and stakeholder engagement.

Board Committees

Our Board has the authority to appoint committees to perform certain management and administrative functions. Our Board has established an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below. Our Board may from time to time establish other committees.

Audit Committee

Our Audit Committee oversees our accounting and financial reporting process and the audit of our financial statements and assists our Board in monitoring our financial systems and our legal and regulatory compliance.

Corporate Governance

Our Audit Committee is responsible for, among other things:

•

appointing, compensating and overseeing the work of our independent auditors, including resolving disagreements between management and the independent registered public accounting firm regarding financial reporting;

•	approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

•	reviewing the qualifications and independence of the independent registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting;

•	establishing procedures for the receipt, retention and treatment of accounting and auditing related complaints and concerns;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports; and

•	reviewing and approving in advance any proposed related person transactions.

We believe that the functioning of our Audit Committee complies with the applicable requirements of the NYSE and SEC rules and regulations.

The members of our Audit Committee are Dr. Mirrer, Mr. Shropshire and Ms. Worrell. Since November 2015, our Audit Committee has been comprised of entirely independent directors as defined under NYSE rules. Mr. Shropshire and Ms. Worrell are our Audit Committee financial experts, as defined under SEC rules.

Mr. Shropshire is the Chairperson of our Audit Committee.

Our Board has considered the independence and other characteristics of each member of our Audit Committee. Audit Committee members must satisfy the NYSE independence requirements and additional independence criteria set forth under Rule 10A-3 of the Exchange Act of 1934 (the “Exchange Act”). In addition, the NYSE requires that, subject to specified exceptions, including certain phase-in rules, each member of a listed company’s audit committee be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3. In order to be considered independent for purposes of Rule 10A-3, an Audit Committee member may not, other than in his or her capacity as a member of the Board, accept consulting, advisory or other fees from us or be an affiliated person of us. Our Board has determined that each of Dr. Mirrer, Mr. Shropshire and Ms. Worrell qualifies as an independent director pursuant to NYSE rules and Rule 10A-3.

Our Board has adopted a written charter for the Audit Committee. The Audit Committee Charter is available in the Corporate Governance section of our Investor Relations website at investors.moelis.com.

Compensation Committee

The Compensation Committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

Corporate Governance

•	reviewing and recommending compensation and the corporate goals and objectives relevant to compensation of our executive officers, including our CEO;

•

evaluating the performance of our CEO and other executive officers in light of established goals and objectives and determining and approving the CEO’s and other executive officers’ compensation level based on this evaluation;

•	administering our equity compensation plans for our employees and directors;

•	evaluating compensation-related risks to the Company; and

•	approving the appointment of a retained independent compensation consultant.

The members of our Compensation Committee are Dr. Mirrer, Mr. Shropshire and Ms. Worrell. From February 2015, our Compensation Committee has been comprised of entirely independent directors meeting NYSE requirements. Ms. Worrell is the Chairperson of the Compensation Committee.

The Compensation Committee Charter is available in the Corporate Governance section of our Investor Relations website at investors.moelis.com. The charter allows the Compensation Committee to form and delegate its responsibility to subcommittees of the Compensation Committee for any purpose it deems appropriate, with certain limits.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee advises on identifying individuals qualified to become members of our Board. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board;

•	reviewing the background and qualifications of individuals being considered as director candidates;

•	recommending to the Board the director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to the Company’s Corporate Governance Guidelines; and

•	reviewing the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a change in status.

The members of our Nominating and Corporate Governance Committee are Dr. Mirrer, Mr. Shropshire and Ms. Worrell. From April 19, 2021, our Nominating and Corporate Governance Committee has been comprised of entirely independent directors meeting NYSE requirements. Dr. Mirrer is the Chairperson of the Nominating and Corporate Governance Committee.

Our Board has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee Charter is available in the Corporate Governance section of our Investor Relations website at investors.moelis.com. The charter allows the Nominating and Corporate Governance Committee to form and delegate its responsibility to subcommittees of the Nominating and Corporate Governance Committee for any purpose it deems appropriate, with certain limits.

Board and Committee Meetings; Annual Meeting Attendance

Between January 1, 2024 and December 31, 2024 our Board held six meetings, our Audit Committee held five meetings, our Compensation Committee held eight meetings and our Nominating and Corporate Governance Committee held eight meetings. During 2024, each director attended at least 75% of the meetings of the Board and committees on which the director served. The independent directors of the

Corporate Governance

Company regularly meet in executive session with our CEO and without management. Under the Corporate Governance Guidelines adopted by our Board, the Lead Independent Director (or in his absence, another independent director designated by him) presides at such executive sessions.

Under our Corporate Governance Guidelines, directors are expected to attend the Company’s annual meetings of stockholders. A director who is unable to attend an annual meeting of stockholders (which it is understood will occur on occasion) is expected to notify the Chair of the Board. All directors attended our 2024 annual meeting.

Board Evaluation

Our Board and each committee conduct an annual self-evaluation, which is overseen by our Nominating and Corporate Governance Committee.

Director Qualifications and Nominating Process

In considering candidates for nomination, the Nominating and Corporate Governance Committee and Board take into consideration many factors, including the needs of the Board and the candidate’s qualifications. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, and meaningful experience in business, law or accounting or other relevant areas. Candidates must also be committed to representing the long-term interests of our stockholders. The Board also considers other factors it deems appropriate based on current needs, including specific business and financial expertise currently desired, experience as a public company director, conflicts of interest, experience overseeing information technology or cybersecurity. In addition to a candidate’s qualifications, the Board considers their experiences, perspectives and backgrounds relative to the needs of the Board at the time. The Board strives to maintain a Board comprised of the skills, character, judgement, and a broad range of experience that is tailored to the interests of the Firm.

Our full Board participates in the consideration of nominees to our Board other than as set forth below. The Board believes that recommendations from the Nominating and Corporate Governance Committee and input from all directors in the nominating process enhances the Company’s ability to identify, evaluate and select director nominees. In addition, the Stockholders Agreement provides that our Board will nominate individuals designated by Partner Holdings equal to a majority of the Board, for so long as the Class B Condition is satisfied and, thereafter, one quarter of the candidates for so long as the Secondary Class B Condition (as defined below) is satisfied. Partner Holdings is an entity controlled by our Chairman and CEO, Kenneth Moelis, and the designees of Partner Holdings nominated by the Board for election at the Annual Meeting are currently Kenneth Moelis and Eric Cantor. Although the Class B Condition is satisfied, Partner Holdings has notified the Company that Partners Holdings will not designate a third nominee to our Board. This is because the Company, which is no longer a “controlled company” under NYSE rules, is required to satisfy NYSE independence requirements, including the requirement to have independent directors constitute a majority of our Board. See “Certain Relationships and Related Person Transactions—Transactions with Our Directors, Executive Officers and 5% Holders—Rights of Partner Holdings and Stockholders Agreement”.

The Board will consider a candidate recommended or nominated by a stockholder in a manner consistent with its evaluation of potential nominees, so long as the nomination meets the requirements of our by-laws, as summarized below.

The Notice of Nomination Should Include the Following Information:

•	the stockholder’s name, record address, and name and principal place of business,

•	the name, age, business address, residence address, and principal occupation or employment of the nominee,

Corporate Governance

•	the class or series, and number of all shares of the Company’s stock owned beneficially or of record by the stockholder or the nominee,

•	whether and the extent to which any derivative or other instrument, transaction, agreement, or arrangement has been entered into by the stockholder or the nominee with respect to the Company’s stock,

•	a description of all agreements or arrangements to which the stockholder or the nominee is a party with respect to the nomination, the Company or the Company’s stock,

•

a description of agreements or arrangements entered into by the stockholder or the nominee with the intent to mitigate loss, manage risk or benefit from changes in the stock price or increase or decrease the stockholder’s voting power,

•	a representation that the stockholder will attend the meeting in person or by proxy to nominate the persons named in its notice, and

•	any other information related to the stockholder or the nominee required to be disclosed in the solicitation of proxies for election of directors under federal securities laws.

The notice must be accompanied by the nominee’s consent to be elected and to serve as a director and include certain representations and agreements by the nominee set forth in our by-laws.

This notice must be updated, if necessary, so that the information is true and correct as of the record date for the meeting.

Stockholder nominees should be submitted to the Company’s General Counsel and Secretary at the Company’s principal executive offices. Stockholder nominations may be made at any time. However, in order for a candidate to be included in the slate of director nominees for approval by stockholders in connection with a meeting of stockholders and for information about the candidate to be included in the Company’s proxy materials for such a meeting, the stockholder must submit the information required by our by-laws and other information reasonably requested by the Company within the timeframe described below under “Additional Information—Procedures for Submitting Stockholder Proposals.”

When the Company or the Board is required by contractual obligation (including pursuant to the Stockholders Agreement) to nominate candidates designated by any person or entity, the selection and nomination of these directors is not subject to the above process.

Shareholder Engagement

In 2024, we engaged with unaffiliated shareholders representing approximately 86% of the outstanding Class A shareholders at the time. In our meetings with shareholders, we primarily discussed feedback on our executive compensation program, our broad-based approach to equity compensation, financial performance, and talent/human capital management updates, among other matters. We carefully consider their feedback while evaluating key business decisions and have incorporated feedback received from our shareholders in this proxy.

We remain committed to having an open dialogue with shareholders, which allows us to better appreciate our shareholders’ perspective. Our senior management frequently meets with our shareholders during conferences, sell-side sponsored group meetings, and other ad-hoc interactions. Finally, our investor presentation, and other relevant shareholder information can be found on our website at investors.moelis.com. The information on our website is not incorporated into this Proxy Statement.

Corporate Governance

Communication with the Board

Any stockholder or other interested parties who would like to communicate with the Board, the independent directors as a group or any specific member or members of the Board should send such communications to the attention of our General Counsel and Secretary at Moelis & Company, 399 Park Avenue, 4th Floor, New York, NY 10022. Communications should contain instructions on which member or members of the Board the communication is intended for. Such communications will generally be forwarded to the intended recipients. However, our General Counsel and Secretary may, in his sole discretion, decline to forward any communications that are inappropriate.

Corporate Responsibility

Our Values

Moelis was founded in 2007 on the tenets of trust, partnership and commitment to long-term relationships and we remain true to these values in delivering differentiated advice to our clients, attracting and developing exceptional talent and maintaining a collaborative, innovative and nimble culture. We are focused on integrating these values into all facets of our business.

Our People

Our people are critical to the success of Moelis. Investing in our team allows us to support individual development goals, best serve our clients and generate long-term value for our shareholders. To this end, our goal is to attract, retain and develop top talent in our industry across all levels. We devote significant time and resources to training and mentoring our employees, striving to foster a collaborative environment and attracting and retaining talent that is passionate about our business and culture.

Our commitment to continuous learning and collaboration enables us to deliver high-quality, innovative solutions to our clients while empowering our employees to achieve personal success and advance their career goals.

Attract Talent

We believe it is important to invest early by recruiting high performing individuals to elevate our culture and business strategy at all levels of the Firm. This focus ensures we are building a workforce that is representative of the wide range of clients we advise around the world and promotes best in class, innovative advice.

Since our founding, we have recruited from the world’s leading undergraduate and graduate programs which has resulted in the hiring of dynamic analysts and associates into all of our global offices. In addition to the opportunity to partner with experienced bankers on live deals early in their careers, we provide our new graduates with coaching, training and networking opportunities.

Develop Talent

Developing our people means investing in the long-term success of the Firm. To this end, we devote significant time and resources to training and mentoring our employees. We strive to develop our brightest and most ambitious professionals into productive Managing Directors who provide differentiated services to our clients. This ongoing commitment has resulted in the internal promotion of 45% of our Managing Director population. Ongoing feedback and regular performance evaluations allow us to recognize employee contributions, provide actionable feedback and continue to identify and invest in areas of targeted development and professional growth.

Corporate Governance

Through Moelis Academy, we leverage both external expertise and our internal knowledge base to deliver ongoing educational programs that enhance our employees’ technical skills and strengthen their leadership abilities. From day one, new hires engage in comprehensive training designed to immerse them in our culture and foster seamless integration with their colleagues. Our focus on continued learning includes opportunities for our more senior team to participate in our Wharton and Compass Leadership programs. We are focused on ensuring the necessary coaching, sponsorship and advocacy is available to support each individual’s career. Furthermore, our culture of collaboration provides the opportunity to partner with multifaceted deal teams and ensures our professionals receive transaction experience across a wide range of products, industries and geographies. We believe this exposure enhances the investment banking experience and allows our developing talent to refine their proficiency in a broad range of corporate finance matters throughout their career.

Retain Talent

Our success developing and retaining talent is aligned with our commitment to maintain long term relationships with our clients. Our compensation approach and philosophy incentivizes employees to work collaboratively across products and geographies, sharing knowledge to provide clients with the best of our expertise.

Our culture of collaboration and knowledge sharing is further supported by our Employee Networks, which provide an opportunity for all of our employees globally to exchange ideas and connect. Through these Networks, our teams are also active in their local communities through volunteerism, fundraising efforts and partnerships. We support more than 40 employee-selected nonprofit organizations around the world.

We recognize that our team needs support across all aspects of their lives as they continue to deliver the best advice to our clients. Our benefits provide for employees to take time away from the office, including a minimum of 20 weeks of primary caregiver leave, parental leave, and flexible return to work programs. Our wellbeing programs offer counseling, coaching, medical advisory and personal wellness services. To help enable employees to better balance their roles at work and their responsibilities at home, we offer a variety of family-centered benefits, including adoption and surrogacy reimbursements, as well as family care options to help our people navigate caregiving throughout various life stages.

Environmental Guidelines

In 2021, we adopted our Environmental Guidelines. We endeavor to implement efficiencies and environmental sustainability in our business practices and seek to operate our office footprint and daily operations more efficiently. We will continue to monitor our progress as we move forward in our corporate citizenship journey to reduce our environmental impact.

Code of Business Conduct and Code of Ethics

We have adopted a code of business conduct and ethics that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. The code of business conduct and ethics is available in the Corporate Governance section of our Investor Relations website at investors.moelis.com. We expect that any amendment to the code, or any waivers of its requirements, will be disclosed on our website.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines are available in the Corporate Governance section of our Investor Relations website at investors.moelis.com.

Corporate Governance

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Director Compensation

Director Compensation

Effective March 1, 2023 each of our non-employee directors receive annual compensation of $200,000, which is comprised of (i) $100,000 in the form of restricted stock units (the “RSUs” and the awards, the “RSU Grants”) and (ii) $100,000, which the director may elect to receive in the form of cash, RSUs or a combination thereof.

Additionally, the Chairperson of each Board committee and the Lead Independent Director receive $20,000 annually, which is comprised of (i) $5,000 of RSU Grants and (ii) $15,000, which the Chairperson or Lead Independent Director, as applicable, may elect to receive in the form of cash, RSUs or a combination thereof.

Cash compensation is paid quarterly in arrears. The annual RSU Grants generally vest upon grant and are settled following the second anniversary of grant. Any other RSUs elected to be received generally vest 25% on a quarterly basis over the one-year period beginning July 1 of each year and are settled within 60 days following the applicable vesting date. We reimburse all directors for expenses incurred in connection with attending Board and committee meetings.

The following table shows compensation paid to the individuals who served as our non-employee directors in fiscal year 2024.

Name(1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards(3) ($)	Total ($)

John A. Allison IV(4)	57,500	171,363	228,863

Louise Mirrer(5)(6)	39,315	85,107	124,422

Kenneth L. Shropshire(7)	117,000	129,651	246,651

Laila J. Worrell(8)	57,500	171,363	228,863

(1)

Our directors who also serve as our employees or executive officers do not receive any compensation for their service as directors and have thus been omitted from this table. These individuals consist of: (i) Mr. Moelis, who is a NEO of the Company, and (ii) Mr. Cantor, who is a Managing Director of the Company. Additional information regarding Mr. Cantor’s employment agreement is included below in “Certain Relationships and Related Person Transactions—Transactions with Our Directors, Executive Officers and 5% Holders—Employment Agreement with Eric Cantor.”

(2)

As of December 31, 2024, our non-employee directors held the following unvested RSUs: Mr. Allison, 809; Mr. Shropshire, 183; Ms. Worrell, 809; and the following vested RSUs: Mr. Allison, 4,454; Ms. Mirrer, 1,215; Mr. Shropshire, 4,666; Ms. Worrell, 4,454.

(3)

Amounts represent the grant date fair value of RSU Grants made during the identified fiscal year, as calculated under FASB ASC Topic 718. The amount excludes RSUs issued pursuant to the terms of our 2014 and 2024 Omnibus Incentive Plans (as applicable) as dividend equivalents on the underlying RSUs that have accumulated subsequent to the grant date held by Messrs. Allison and Shropshire and Ms. Worrell in connection with dividends paid by the Company to holders of its Class A common stock. Dividend equivalents are subject to the same terms and conditions as the underlying RSUs. For a summary of the assumptions used in the valuation of these awards, please see Note 2 to the audited financial statements included in our 2024 Annual Report on Form 10-K.

(4)

Award comprised of (i) 1,938 RSUs granted on July 1, 2024 which vested upon grant and will be settled within 60 days following July 1, 2026, and (ii) 1,061 RSUs granted on July 1, 2024, 265 of which vested on October 1, 2024, 265 of which vested on January 1, 2025, 265 of which vested on April 1, 2025 and 266 which vest on July 1, 2025 and all of which were or will be settled within 60 days following the applicable vesting date. Cash amount reflects $7,500 for Nominating and Corporate Governance Committee Chairperson.

Director Compensation

(5)	Dr. Mirrer joined our Board in September 2024.

(6)	Award comprised of 1,206 RSUs granted on September 24, 2024 which vested upon grant and will be settled within 60 days following July 1, 2026.

(7)

Award comprised of (i) 2,030 RSUs granted on July 1, 2024 which vested upon grant and will be settled within 60 days following July 1, 2026, and (ii) 239 RSUs granted on July 1, 2024, 59 of which vested on October 1, 2024, 60 of which vested on January 1, 2025, 60 of which vested on April 1, 2025 and 60 which vest on July 1, 2025 and all of which were or will be settled within 60 days following the applicable vesting date. Cash amount reflects $13,500 for Audit Committee Chairperson and $13,500 for Lead Independent Director.

(8)

Award comprised of (i) 1,938 RSUs granted on July 1, 2024 which vested upon grant and will be settled within 60 days following July 1, 2026, and (ii) 1,061 RSUs granted on July 1, 2024, 265 of which vested on October 1, 2024, 265 of which vested on January 1, 2025, 265 of which vested on April 1, 2025 and 266 which vest on July 1, 2025 and all of which were or will be settled within 60 days following the applicable vesting date. Cash amount reflects $7,500 for Compensation Committee Chairperson.

Executive Compensation

Executive Compensation

Compensation Discussion and Analysis

Our NEOs for the fiscal year ended December 31, 2024, which consist of our CEO, our Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2024, are as follows:

•	Kenneth Moelis, Chairman and CEO;

•	Navid Mahmoodzadegan, Co-President, Managing Director;

•	Jeffrey Raich, Co-President, Managing Director;

•	Katherine Pilcher Ciafone, Chief Operating Officer; and

•	Joseph Simon, Former Chief Financial Officer.

Our compensation program is designed to align the interests of our NEOs and other employees with the long-term interests of the Firm and its shareholders. Firmwide performance, which includes execution of strategic initiatives and financial performance, was a significant factor in determining our NEO compensation for 2024. The following is an overview of our 2024 performance year.

2024 Overview

We continued to execute on our long-term strategic priorities in 2024, with a clear commitment to supporting our clients. We also continued to invest in our talent to strategically position the Firm for future growth, while maintaining a debt-free balance sheet and generating strong returns for our shareholders.

Strong financial performance

Our focused execution led to strong financial performance:

•	Achieved adjusted revenues of $1.2 billion, our second highest year of annual revenues

•	Significantly grew revenues across key products. Select highlights include:

¡	Growth in our M&A business meaningfully outperformed growth in the global M&A fee pool which increased 12% vs. 2023(1)

¡	Achieved record revenues in our Capital Structure Advisory business

¡	Our Capital Markets team helped raise ~$23 billion in capital for clients in both the public and private markets

•	Generated adjusted pre-tax income and adjusted Net Income of $197 million and $150 million, respectively, representing a meaningful increase in operating leverage and profitability

•	Continued to maintain a strong balance sheet and cash position with no debt outstanding

$1.2bn 40% Adjusted Revenues(2)	$197mm $214mm Adjusted Pre-tax income(2)(4)	$150mm $165mm Adjusted Net Income(2)(4)	$0 Debt outstanding

(1)	Dealogic; data obtained from Dealogic on January 6, 2025

Executive Compensation

Meaningful capital and shareholder returns

Our capital-light business model allowed us to distribute cash and generate solid shareholder returns:

•	Declared $2.45 in annual dividends per share, including an 8% increase to $0.65 per share

•	Returned approximately $201 million to shareholders

•	Generated a total shareholder return of 37%, significantly outperforming major indices

•	Declared $35.10 per share in dividends since our IPO, or 140% of our IPO price

$2.45 Dividends per share	+8% Increase in quarterly dividend	$201mm Total capital return	37% 1-Yr TSR(3)

Continued investment in the strategic expansion of our Firm

We continued to expand our global footprint to position the Firm for future growth through:

•	Targeted hiring of eight Managing Directors across areas of key strategic importance including Energy, Technology, Industrials, Healthcare and Capital Structure Advisory

•	Internal promotion of seven bankers to Managing Director; approximately 45% of our current Managing Directors have been internally promoted

•	Global expansion of our Firmwide headcount by 12%

•

We continued to provide our employees with training and experiences they need to reach their full potential through our Moelis Academy curriculum including, Moelis Compass and Moelis @ Wharton programs

+15 New Managing Directors	~45% Internally promoted Managing Directors	+12% Firmwide headcount growth

Advised clients on some of the most high-profile transactions globally

In 2024, we:

•	Advised clients on their most strategic decisions across ~300 announced transactions representing $350 billion of announced transaction volumes

•	Demonstrated our global reach by advising clients in 30 countries across the globe

~$350bn Announced transaction volumes	~300 Announced transactions	30 Countries represented

(2)	See Annex A for a reconciliation between GAAP and Adjusted (non-GAAP) financial information
(3)	S&P CapIQ; data obtained from S&P CapIQ on January 6, 2025
(4)	In 2023, the Company reported a loss of $17.233 million for adjusted pre-tax income and a loss of $14.951 million for adjusted net income

Executive Compensation

CEO 2024 Total Awarded Compensation

Our CEO’s total awarded annual compensation for the 2024 performance cycle is consistent with our focus on aligning pay with strategic and financial Firmwide performance and promoting long-term shareholder value creation.

Our CEO was awarded total annual compensation for the 2024 performance cycle of $16.0 million, which is comprised of (i) base salary of $400,000 paid in 2024 and (ii) $15.55 million of Deferred Units granted in February 2025. Our Compensation Committee awarded approximately 100% of the CEO’s 2024 total annual incentive based compensation in the form of deferred equity, continuing to promote long-term value creation and alignment between our CEO and our shareholders.

Our Compensation Committee considered a number of factors in assessing CEO performance and determining compensation. The Committee’s decision process was guided by the key tenets of our compensation framework as described below. Our Compensation Committee assessed our financial performance in 2024, taking into account 2024 adjusted revenues of $1.2 billion, up 40% from the prior year. Our growth meaningfully outperformed growth in the global M&A fee pool, which increased 12% versus 2023, and outperformed the growth of our peers in 2024. The Committee also considered our significant increase in operating leverage and profitability with adjusted pre-tax income and adjusted net income of $197 million and $150 million, respectively.

Our Compensation Committee considered our CEO’s contributions to our key strategic achievements in 2024. In addition to capitalizing on prior year investments, contributions also included the continued execution of our strategic growth plan through the hiring and appointment of Managing Directors across Energy, Technology, Industrials, Healthcare and Capital Structure Advisory. When assessing our CEO’s performance, our Compensation Committee also considered the continued unique contributions of the CEO as an industry leading adviser and deal maker. See “–Framework to Determine Executive Compensation” and “–NEO Compensation – Ken Moelis” for more information.

Retention Award

On February 10, 2025, our Compensation Committee approved a retention grant of profits interest limited partnership units in Group Employee Holdings LP with an awarded value of $25,000,000 to our CEO (the “Retention Award”). The Compensation Committee determined to grant the Retention Award to Mr. Moelis to maintain continuity and stability in the Company’s leadership in the coming years. Among the factors considered, the Compensation Committee assessed Mr. Moelis’ success in driving the disciplined execution of our strategy, resulting in long-term shareholder value creation. The Retention Award is a one-time award

Executive Compensation

and separate from any one year’s compensation decision. This is the only one-time award the Company has granted to Mr. Moelis.

The Retention Award will vest 100% on February 13, 2029 subject to Mr. Moelis’ continued employment with the Company and with certain limited exceptions. The Retention Award is not retirement eligible. In addition, Mr. Moelis will not be permitted to sell any portion of the Retention Award until the twelve-month anniversary of the vesting date.

Key Compensation Practices

The design of our executive compensation program is integral to the implementation of our compensation philosophy. The following chart provides highlights of our 2024 compensation program.

WHAT WE DO

✓

Align pay with strategic and financial firmwide performance. Our program emphasizes variable incentive compensation, versus fixed salaries, and serves to reward executives for Company performance and their individual contributions and accomplishments while retaining discretion. Firmwide performance includes an assessment of financial performance and non-financial factors, including investment in the Firm’s future and execution of strategic priorities.

✓

Incentivize long term value creation by granting a significant portion of compensation in equity. Our total incentive pay is delivered in the form of cash and equity-based compensation. The equity-based compensation allocation is designed to align the interests of our NEOs with those of our shareholders’ interests in the long-term success of our Firm, promote retention, and mitigate excessive risk taking. Equity based compensation represented approximately 100% of 2024 total incentive compensation awarded to our CEO.

✓

Multi-year sale restrictions on equity that are longer than most of our peers. We have imposed a five-year vesting schedule on unvested equity, or equivalent sale restrictions for deferred equity, for the portion of incentive compensation that is delivered in equity. We have elected this five-year schedule because we believe it promotes leadership continuity and better aligns management’s interests with those of shareholders.

✓

Clawback Policies. We have implemented a clawback policy for our executive officers which provides for the recovery of erroneously awarded compensation in the event of a financial restatement consistent with the requirements of the SEC and NYSE rules.

✓

Significant Equity Ownership by NEOs. All of our NEOs currently have significant equity ownership as a result of multi-year vesting or deferral schedules applied to annual incentive equity compensation. Each of our NEOs for fiscal year 2024 owns equity of the Company representing greater than 5x their base salaries.

✓	Hedging Prohibition. We prohibit hedging of our common stock and equity-based awards by our NEOs and employees.

WHAT WE DON’T DO

×	No annual guaranteed incentive compensation

×	No severance payments or golden parachutes

×	No substantive tax gross ups

×	No excessive perquisites

×	No pension benefit accruals

Executive Compensation

How Compensation is Determined

In connection with 2024 compensation, our Compensation Committee took into account our compensation philosophy and our compensation framework to determine compensation for our NEOs.

Our Compensation Committee has retained an independent compensation consultant, Willis Towers Watson (“WTW”), to assist it in collecting and evaluating external market data regarding executive compensation and performance and to advise the Compensation Committee on developing trends and best practices in executive compensation and equity and incentive plan design. In performing these services, WTW attends meetings of the Compensation Committee regularly, including portions of the meetings without management present, and separately with the Compensation Committee Chair.

WTW is the Compensation Committee’s independent advisor and does not provide any other services to the Company or its executive officers that could jeopardize its independent status. The Company has affirmatively determined that no conflict of interest has arisen in connection with the work of WTW as compensation consultant for the Compensation Committee.

Compensation Philosophy

Our compensation program is designed to align the interests of our NEOs and other employees with the long-term interests of the Firm and its shareholders.

Through our compensation program, we seek to:

•	Attract, retain and motivate executives who are aligned in creating long-term shareholder value

•	Promote a highly collaborative culture focused on delivering the highest quality advice to our clients

•	Reinforce the long-term interests of the Firm over individual short-term interests

•	Pay for Firm performance

•	Reinforce sound decision making and prudent risk taking

Framework to Determine Executive Compensation

In order to implement our compensation philosophy for 2024, our Compensation Committee took into account four key factors listed below in determining the compensation of our NEOs. These factors were used as the framework, together with our compensation philosophy, to guide compensation decisions for our NEOs and other senior employees of the Company. Our compensation program allows us to take into account multiple aspects of the four key compensation factors (firmwide performance, performance of our peers, individual contributions and risk management assessment) based on our actual historical performance.

1. Firmwide Performance

In assessing firmwide performance, the Firm’s financial performance and how that financial performance was achieved in light of the Firm’s long-term strategic priorities was considered. Financial performance was evaluated with a focus on the Company’s adjusted revenues, operating margins, adjusted net income and total shareholder return (“TSR”). These metrics were considered on both a year over year and multi-year basis, within the context of the global investment banking advisory market and the broader environment in which the Company operates. In addition, the Firmwide performance review takes into account the identification and execution of key strategic initiatives of the Company, which may include strategic hiring and talent initiatives or business expansion. Firmwide performance is a substantial factor in assessing NEO compensation levels.

Executive Compensation

2. Performance Relative to Our Peers

Our performance relative to the performance of our public company peer financial institutions on a year over year and multi-year basis was considered in determining 2024 compensation. The companies included in the performance comparison were Evercore Inc., Houlihan Lokey, Inc., Lazard Ltd, Perella Weinberg Partners and PJT Partners Inc. We have achieved one-year TSR of 37% compared to the peer group average of 56%. Our long-term returns over of the last five years and since our IPO in April 2014 were 234% and 525%, respectively, outpacing our peers and major indices, while maintaining a debt free balance sheet and through organic growth. In addition, the prior year compensation structure of this peer group, along with third party surveys, is used to gauge pay practices and compensation trends. A key component of our executive compensation program is to promote retention of our existing executive team and the next generation of leadership who aspire to ascend to executive roles. To that end, the Compensation Committee evaluates executive compensation using peer benchmarking to ensure executive roles are properly valued. No specific metrics or targets for our performance relative to these competitors has been set.

(1)

S&P CapIQ as of 2/14/2025; Boutique peers index is market-capitalization weighted and includes Evercore Inc., Houlihan Lokey, Inc., Lazard Ltd, Perella Weinberg Partners and PJT Partners Inc. and assumes the reinvestment of dividends.

3. Individual Contributions

Individual performance achievements of each of the NEOs were considered in determining compensation for 2024. Factors reviewed include each NEO’s responsibilities and role-specific performance and execution of business initiatives and strategy. In addition, leading client development and engagement, direct contributions to revenues and supporting other investment banking professionals in revenue generation and talent development are important determinants for the compensation of our CEO and Co-Presidents. The revenue contributions of NEOs who maintain direct responsibility for client development and generating revenues as an investment banker are assessed according to the same framework used to assess and compensate other revenue producing investment bankers.

4. Risk Management Assessment

The NEOs manage risk in the Company’s business. In making compensation decisions, the Compensation Committee takes into account the impact of the NEOs’ risk decisions on the business and the judgement exercised to avoid excessive risk-taking.

Executive Compensation

Overview of Compensation Elements

The following table summarizes the key elements of our 2024 annual awarded executive compensation program, which demonstrates our Compensation Committee’s focus on awarding compensation in line with our compensation philosophy.

Pay Element	Type	Key Features	Award Period	For More Information

Base Salary	Base Salary	• Fixed cash portion of total compensation	Ongoing	Page 36

	Cash	• Variable award assessed annually	Annual	Page 36

Annual Variable Compensation	Restricted Equity	• Variable award assessed annually • RSUs/Restricted LP Units: vesting over 5 years • Deferred LP Units: delivered over 5 years subject to transfer and non-compete restrictions	5 Years	Page 42-47

Base Salary. Consistent with our pay-for-performance philosophy, base salary comprises a small portion of our NEOs’ total annual compensation. Base salaries for each of our NEOs for 2024 were $400,000. The amount of the base salary for the NEOs was set in accordance with the terms of their respective employment agreements and may be adjusted from time to time in accordance with those agreements. Base salaries are reviewed annually. We did not increase the base salaries of our NEOs in 2024.

Annual Variable Incentive Compensation. Annual variable incentive compensation comprises a substantial portion of each of our NEO’s total compensation. Once the aggregate amount of the incentive compensation award is determined, a portion of the incentive compensation award is allocated in equity, consisting of either RSUs or profits interest limited partnership units in Moelis & Company Group Employee Holdings LP or Group LP (“LP Units”), each with the features described below, and the remainder is allocated in cash. Annual variable incentive compensation for performance in 2024 was awarded and paid, as appropriate, in the first quarter of 2025.

The amount of variable incentive compensation awards is based on a discretionary assessment, taking into account the four factors described in “—Framework to Determine Executive Compensation”. Historically, we have used a discretionary incentive compensation structure because it adjusts to market cycles and accounts for a variety of indicators of Firm and individual performance. See “—Moelis Annual Equity Awards” for a detailed discussion of the variable incentive compensation awarded to each NEO in respect of performance in 2024. We did not provide guaranteed incentive compensation to any of our NEOs in respect of 2024.

Deferred LP Units. For performance in 2024, a portion of certain of our NEOs’ total annual compensation was awarded in LP Units which are eligible for redemption and exchange rights in accordance with the following schedule: 40% in February of 2027 and 20% in each of February of 2028, 2029 and 2030. These LP Units vested at grant and are subject to prohibitions on transfer and non-compete restrictions, which if violated, result in the forfeiture of the undelivered portion of the award (the “Deferred LP Units”).

Restricted LP Units. For performance in 2024, a portion of certain of our NEOs’ total annual compensation was awarded in LP Units, which will vest 40% in February of 2027 and 20% in each of February of 2028, 2029 and 2030 (the “Restricted LP Units”). For performance in 2024, a portion of certain of our NEOs’ total annual compensation was awarded in LP Units, which will vest one-third in each February of 2028, 2029 and 2030 (the “Restricted LTI LP Units”).

For a more detailed description of the above awards, please refer to “—Moelis Annual Equity Awards”.

2024 Compensation Assessment. For compensation paid in respect of 2024 performance, restricted equity represented 84% of total compensation awarded to our NEOs. Restricted equity was awarded in the form of

Executive Compensation

RSUs or LP Units, which are subject to a five-year vesting or deferral schedule. Our Compensation Committee believes these key features are in line with our philosophy of aligning our NEOs’ interests with our shareholders.

Process and Timing for Grants of Annual Incentive Awards. All annual incentive award amounts (whether payable in cash, equity, or other deferred compensation) to NEOs are estimated at the end of December and are finally determined by our Compensation Committee by February of the following year.

2024 Named Executive Officer Compensation

In determining 2024 annual incentive compensation for our NEOs, the Compensation Committee considered the Company’s performance achievements and the other contributions of each of the NEOs.

The Company performance in 2024 includes:

•	Adjusted revenues of $1.2 billion, the Firm’s second highest year of annual revenues

•	Execution of strategic investment in key franchises strategically positioning the Firm for the future

•	Attractive returns to shareholders of 37% annually, including an 8% increase in annual dividends, while maintaining a debt-free balance sheet

Compensation for 2024 reflects our philosophy of linking pay to annual Firmwide performance, promoting investment in long term value creation, rewarding individual performance, and aligning management’s interests with those of our shareholders.

Ken Moelis

As CEO, Mr. Moelis provided strategic direction, leadership and vision, capitalizing on a differentiated culture of collaboration and strength of the Firm’s relationships. Mr. Moelis delivered on an integrated business strategy, with a continued focus on growth, investing in key markets across sectors forecast for continued expansion. As CEO and among the largest shareholders of the Company, Mr. Moelis focused on returning capital to shareholders while growing the Firm and maintaining a healthy balance sheet. Mr. Moelis’s leadership continued to drive disciplined execution of our strategy with a focus on shareholder value. Mr. Moelis directed business opportunities and talent development, partnering with bankers globally in his role as an industry leading adviser and deal maker with deep client relationships, contributing directly to revenue generation. Mr. Moelis drove global brand recognition cementing the Firm’s presence and further building on a market leading franchise.

Navid Mahmoodzadegan

Mr. Mahmoodzadegan provided critical leadership in overseeing the management of the Firm, including day-to-day management of the investment banking business globally. He also made significant contributions to client development and revenue generation as an investment banker.

(i)

Strategic leadership: Mr. Mahmoodzadegan, in partnership with Co-president Mr. Raich, provided critical leadership across the investment banking business. Mr. Mahmoodzadegan successfully executed on key strategic growth initiatives including the build out of the Firm’s Energy business and Capital Structure Advisory opportunities. Mr. Mahmoodzadegan continued the Firm’s commitment to development and promotion of talent at the Managing Director level. In 2024, Mr. Mahmoodzadegan continued to provide oversight of the Company’s internal and external risk procedures.

(ii)	Direct contribution to revenue performance and client advice: Mr. Mahmoodzadegan leads a market leading global Media, Telecommunications and Technology franchise. For 2024, our Compensation

Executive Compensation

Committee specifically considered Mr. Mahmoodzadegan’s significant and direct contributions to our revenues and his focus on driving global recognition across these sectors. Mr. Mahmoodzadegan’s revenue contributions are measured according to the same framework used to assess and compensate our other revenue producing bankers.

Jeff Raich

Mr. Raich provided critical leadership in overseeing the management of the Firm, including day-to-day management of the Firm and investment banking business globally. He also made significant contributions to client development and revenue generation as an investment banker.

(i)

Strategic leadership: Mr. Raich, in partnership with Co-president Mr. Mahmoodzadegan, provided critical leadership in overseeing the management of the investment banking business. Mr. Raich successfully executed on key strategic growth initiatives including the continued investment and diversification of the Firm’s Healthcare franchise. Mr. Raich continued the Firm’s commitment to development and promotion of talent at the Managing Director level. In 2024, Mr. Raich continued to provide oversight of the Company’s internal and external risk procedures, with a particular focus on mitigating risk.

(ii)

Direct contribution to revenue performance and client advice: Mr. Raich is an experienced M&A banker with deep relationships across private equity. For 2024, our Compensation Committee specifically considered Mr. Raich’s direct contributions to our revenues. Mr. Raich’s revenue contributions are measured according to the same framework used to assess and compensate our other revenue producing bankers.

Katherine Pilcher Ciafone

Ms. Pilcher Ciafone provided leadership to global corporate strategy across banking and infrastructure, which contributed to the advancement of the Firm’s investment banking franchise. In 2024, Ms. Pilcher Ciafone completed the transition into her role as Chief Operating Officer and had oversight of the Firm’s management and operations functions and the Firm’s investment banking business, which included monitoring new business activity, managing personnel and pursuing new strategic opportunities. Ms. Pilcher Ciafone provided critical contributions to the business integration of the new Energy and Clean Technology teams, in addition to supporting strategic investment hiring across the business. Ms. Pilcher Ciafone focused on internal and external risk procedures, directing the Firm’s strategic management and business continuity response, balancing opportunity and mitigating risk and, in partnership with our Chief Financial Officer and General Counsel, led operational risk oversight.

Joe Simon

Mr. Simon provided strategic leadership across global finance, accounting, tax and information technology functions for the Company. Mr. Simon’s leadership of financial planning and management drove capital efficiency initiatives to support the Firm’s growth investment strategy. Mr. Simon provided key recommendations over the Firm’s cash and capital management strategy, focusing on shareholder interests and creating financial value for the Firm. In 2024, Mr. Simon drove new cybersecurity and technology projects, balancing technology implementation with enhanced cyber defense mechanisms to leverage efficiencies for the Company. Mr. Simon continued leading investor relations, further developing investor and research analyst dialogue. Mr. Simon actively led planning and management initiatives to enhance financial resilience and controls and, in partnership with our Chief Operating Officer and General Counsel, led operational risk oversight.

Executive Compensation

Other Compensation Program Features

No Guarantees

Historically, we have not guaranteed any NEO any compensation and have not provided contractual entitlements to severance or additional payments triggered by termination.

Clawback Policies

RSUs and LP Units are forfeited by our NEOs in the event of (1) a voluntary termination of employment other than for “good reason” (as defined in the 2014 and 2024 Omnibus Incentive Plan, as applicable) or eligible retirement or (2) termination by the Company for cause. For a detailed discussion of the RSU and LP Unit forfeiture provisions, see “—Overview of Compensation Elements” and “—Moelis Annual Equity Awards”. In addition, we have implemented a clawback policy for our NEOs which provides for the recovery of erroneously awarded compensation in the event of a financial restatement consistent with the requirements of the SEC and NYSE rules.

Anti-Hedging and Insider Trading Policies

Our NEOs and other employees are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our securities owned by them. Certain forms of hedging or monetization transactions, such as forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow a NEO to continue to own Moelis common stock, but without the full risks and rewards of ownership. When that occurs, the NEO may no longer have the same incentives or objectives as the Company’s other shareholders. Consequently, NEOs are prohibited from engaging in hedging their exposure with respect to directly or indirectly owned Moelis common stock, whether obtained through compensation, open-market purchases, or otherwise. For purposes of this policy, ‘‘hedging’’ includes the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Moelis common stock.

Executive Compensation

In addition, NEOs are prohibited from engaging in directly or indirectly pledging owned Moelis co mm
on stock to secure obligations of a brokerage margin account as described above. Pledges of Moelis common stock by a NEO can result in the sale of shares without the consent of the officer if the obligation secured by the shares is in default, and if this occurs during a blackout period it could result in an insider trading violation by that officer. Pledges of Moelis common stock in a brokerage margin account (where shares are pledged to secure a loan to buy other securities) present significant insider trading risk because the shares can be sold automatically with a decline in the stock price. In addition, the reputation of the Company, as well as officers’ personal reputations, can be adversely affected if Moelis common stock is sold pursuant to a defaulted obligation.
The Company has an insider trading policy governing the purchase, sale, and other disposition of our securities for all personnel, including directors, officers, employees, and other covered persons. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. A copy of our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form
10-K
filed on February 27, 2025.
Grant Policies and Practices
We do not currently grant equity incentive awards in the form of stock options, stock appreciation rights, or similar option-like instruments. As such, we do not currently have any policies or practices in place with respect to the timing of such awards in relation to the disclosure of material non-public
information.
2024 Say on Pay Vote
At last year’s Annual Stockholders Meeting, approximately 93% of all votes cast supported our compensation program. We believe that our compensation program continues to support our pay-for-performance
culture and provides a strong alignment of the interests of our NEOs with those of our stockholders more generally.
We believe that it was also important to engage with our stockholders in order to get their input on our compensation program
and
the Firm’s performance.
As discussed above in the “Corporate Governance—Shareholder Engagement” section, we engaged shareholders representing approximately 86% of our outstanding shares held by unaffiliated shareholders as of June 2024 to discuss our executive compensation program and other general corporate matters. We used this opportunity to discuss our compensation philosophy, along with the structure and components of our executive compensation program, and to solicit any comments or feedback from the shareholders. We had constructive conversations and received generally positive feedback. As a result of the positive feedback that we received, we did not make substantial changes to the executive compensation program. We understand the importance of engaging with our shareholders regarding our executive compensation program and expect to continue having these discussions and soliciting their input on an ongoing
basis.

Executive Compensation

Summary Compensation Table for 2024

The following table summarizes the total compensation paid to or earned by each of our NEOs for the periods presented below under SEC rules.

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

Kenneth Moelis Chairman, CEO	2024	400,000	50,000	7,160,263	10,745	7,621,008
	2023	400,000	30,500	7,438,446	9,900	7,878,846
	2022	400,000	30,000	18,784,112	9,150	19,223,262

Navid Mahmoodzadegan Co-President, Managing Director	2024	400,000	2,130,000	9,541,750	27,177	12,098,927
	2023	400,000	3,000,000	13,554,171	45,300	16,999,471
	2022	400,000	5,000,000	9,960,423	57,856	15,418,279

Jeffrey Raich Co-President, Managing Director	2024	400,000	300,000	2,506,626	12,720	3,219,346
	2023	400,000	100,000	2,084,352	10,720	2,595,072
	2022	400,000	30,000	5,538,893	9,150	5,978,043

Katherine Pilcher Ciafone Chief Operating Officer, Managing Director(4)	2024	400,000	1,210,000	618,886	19,909	2,248,795
	2023	400,000	900,000	398,489	20,520	1,719,009

Joseph Simon Chief Financial Officer, Managing Director	2024	400,000	1,375,500	793,748	10,350	2,579,598
	2023	400,000	1,000,000	715,316	9,900	2,125,216
	2022	400,000	1,218,000	1,078,856	9,150	2,706,006

(1)

Amounts represent the annual cash bonuses paid for performance in the identified fiscal year, whether or not paid in such year. The Company paid its cash bonuses for performance in each of 2024, 2023 and 2022 in the first quarter of the following year.

(2)

Amounts represent the grant date fair value of the awards granted during the identified fiscal year, as calculated under FASB ASC Topic 718. For a summary of the assumptions used in the valuation of these awards, please see Note 2 to the audited financial statements included in our 2024 Annual Report on Form 10-K. In accordance with SEC rules, the table includes equity awards for 2021 performance that were granted in 2022 and equity awards for 2022 performance that were granted in 2023 and equity awards for 2023 performance that were granted in 2024 but excludes equity awards for 2024 performance that were granted in 2025 and the Retention Award. On February 13, 2025, Mr. Moelis received 198,291 Deferred LP Units. The grant date fair value of this award is $ 12,528,025. On February 13, 2025, Mr. Mahmoodzadegan received 184,519 Deferred LP Units and 51,007 Restricted LTI LP Units. The grant date fair value of these awards is $15,522,200. On February 13, 2025, Mr. Raich received 35,705 Deferred LP Units and 12,751 Restricted LTI LP Units. The grant date fair value of these awards is $3,221,857. On February 13, 2025, Ms. Pilcher Ciafone received 8,161 Restricted LP Units and 2,550 Restricted LTI LP Units. The grant date fair value of these awards is $811,465. On February 13, 2025, Mr. Simon received 11,151 Deferred LP Units. The grant date fair value of this award is $704,520. The grant date fair value of all aforementioned awards were calculated under FASB ASC Topic 718. The Restricted LP Units for Ms. Pilcher Ciafone granted in February 2025 vest 40% on February 23, 2027 and 20% on each of February 23, 2028, February 23, 2029 and February 23, 2030. Restricted LTI LP Units for Mr. Mahmoodzadegan, Mr. Raich and Ms. Pilcher Ciafone granted in February 2025 vest 33% on each of February 23, 2028, February 23, 2029 and February 23, 2030. The Deferred LP Units for Mr. Moelis, Mr. Raich, Mr. Mahmoodzadegan and Mr. Simon granted in

Executive Compensation

February 2025 vest upon grant date. Subject to the forfeiture provisions set forth in the Deferred LP Unit Award Agreement, the Deferred LP Units will be eligible for redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2027 and the remaining 60% pro rata annually (20% each year) on or about each of February 23, 2028, February 23, 2029 and February 23, 2030. The Retention Award granted to Mr. Moelis on February 13, 2025 vests 100% on February 13, 2029 and will be eligible for redemption and exchange rights on February 13, 2030.

(3)

Amounts represent (i) contributions by the Company to each NEO in respect of the officer’s participation in our 401(k) plan and (ii) tax-related interest payments to each NEO that resulted from the timing of our annual cash bonus payments in relation to the date on which estimated taxes on such awards were required to be paid by the officer.

(4)	Ms. Pilcher Ciafone became an executive officer on October 1, 2023.

Grants of Plan-Based Awards in 2024

The following table summarizes grants of plan-based awards to each of our NEOs in fiscal year 2024.

Name	Grant Date	All other stock awards: number of shares of stock or units(1) (#)		Grant date fair value of stock awards(2)(3) ($)
		Deferred LP Units(2)	Restricted Equity(3)

Kenneth Moelis	2/15/2024	156,818		7,160,263

Navid Mahmoodzadegan	2/15/2024		166,526	9,387,071
	2/15/2024		2,744	154,679

Jeffrey Raich	2/15/2024	54,898		2,506,626

Katherine Pilcher Ciafone	2/15/2024		10,979	618,886

Joseph Simon	2/15/2024	17,384		793,748

(1)

Stock awards were made in the form of LP Units and RSUs as described below in the section entitled “—Moelis Annual Equity Awards.” The terms and conditions of these LP Units and RSUs are described below in the section entitled “—Moelis Annual Equity Awards.” For a summary of the assumptions used in the valuation of these awards, please see footnote 2 to the audited financial statements included in our 2024 Annual Report on Form 10-K.

(2)

Deferred LP Units awarded subject to post-vesting sale and non-compete restrictions and with grant date fair value of $45.66 per share as calculated under FASB ASC Topic 718. For additional details see “—Moelis Annual Equity Awards—LP Units—Deferred LP Units”

(3)	Restricted LP Units and RSUs awarded subject to time-based vesting conditions and with grant date fair value of $56.37 per share as calculated under FASB ASC Topic 718.

Moelis Annual Equity Awards

2024 Equity Awards

In February of 2025, we granted equity incentive awards in the form of LP Units to our Managing Directors, including our NEOs in respect of 2024 performance. Mr. Moelis received 198,291 Deferred LP Units, Mr. Mahmoodzadegan received 184,519 Deferred LP Units and 51,007 Restricted LTI LP Units, Mr. Raich received 35,705 Deferred LP Units and 12,751 Restricted LTI LP Units, Ms. Pilcher Ciafone received 8,161 Restricted LP Units and 2,550 Restricted LTI LP Units and Mr. Simon received 11,151 Deferred LP Units.

Executive Compensation

2023 Equity Awards

In February of 2024, we granted equity incentive awards in the form of LP Units to our Managing Directors, including our NEOs in respect of 2023 performance. Mr. Moelis received 156,818 Deferred LP Units, Mr. Mahmoodzadegan received 166,526 Restricted LP Units and 2,744 2023 Restricted LTI LP Units (as defined below), Mr. Raich received 54,898 Deferred LP Units, Ms. Pilcher Ciafone received 10,979 Restricted LP Units and Mr. Simon received 17,384 Deferred LP Units.

2022 Equity Awards

In February of 2023, we granted equity incentive awards in the form of LP Units or RSUs to our Managing Directors, including our NEOs in respect of 2022 performance. Mr. Moelis received 130,720 Deferred LP Units and 56,930 target Performance Units (with a maximum of 85,395 of Performance Units available pursuant to the award in the event the 150% TSR Performance Condition and other terms of the award are satisfied). Mr. Mahmoodzadegan received 253,996 Restricted LP Units and a target number of 43,792 Performance Units (with a maximum of 65,688 of Performance Units available pursuant to the award in the event the 150% TSR Performance Condition and other terms of the award are satisfied). Mr. Raich received 56,273 Deferred LP Units, Ms. Pilcher Ciafone received 8,758 RSUs and Mr. Simon received 19,312 Deferred LP Units.

2021 Equity Awards

In February of 2022, we granted equity incentive awards in the form of LP Units or RSUs to our Managing Directors, including our NEOs in respect of 2021 performance. Mr. Moelis received 251,159 Restricted LP Units, 113,646 Three Year Deferred LP Units (as defined below) and 28,979 2021 Restricted LTI LP Units (as defined below), Mr. Mahmoodzadegan received 141,808 Restricted LP Units and 68,188 Three Year Deferred LP Units, Mr. Raich received 82,109 Restricted LP Units and 34,094 Three Year Deferred LP Units and Mr. Simon received 16,808 Restricted LP Units and 5,682 Three Year Deferred LP Units.

LP Units

Each LP Unit is intended to qualify as a “profits interest” for federal income tax purposes and is eligible to share in a specified portion of the profits of the Company created after the grant of the profits interest. The LP Units may be redeemed for shares of our Class A common stock after they become vested or are eligible for delivery and a sufficient amount of appreciation in the value of Group LP is achieved and allocated to the LP Units to enable a redemption of the LP Units for shares of our Class A common stock on a one-for-one basis. Upon the satisfaction of these conditions, the LP Units will be redeemable for shares of Class A common stock provided that (i) any sales or exchange restriction on these LP Units have lapsed and in no event earlier than two years following the grant date and (ii) the awards have not been otherwise forfeited pursuant to the terms of the award agreement. All references herein to LP Unit includes any Restricted LP Unit, Restricted LTI LP Unit, 2023 Restricted LTI LP Unit, 2021 Restricted LTI LP Unit, Deferred LP Unit or Performance Unit unless the context requires otherwise.

LP Units granted on or after June 6, 2024 are granted subject to the terms of the Moelis & Company 2024 Omnibus Incentive Plan and individual award agreements. All other LP Units are granted subject to the terms of the Moelis & Company 2014 Omnibus Incentive Plan and individual award agreements. A copy of the Moelis & Company 2024 Omnibus Incentive Plan is included as Exhibit 10.1 to our Current Report on Form 8-K filed on June 7, 2024. A copy of the Moelis & Company 2014 Omnibus Incentive Plan is included as Exhibit 99.1 to our Registration Statement on Form S-8 filed on August 8, 2014.

Restricted LP Units. Restricted LP Units granted in February of 2025 for 2024 performance will vest 40% on or about February 23, 2027 and 20% on or about February 23 of each of 2028, 2029 and 2030. In February of 2025 for 2024 Performance, Ms. Pilcher Ciafone, Mr. Raich and Mr. Mahmoodzadegan were granted Restricted LTI LP Units, which vest one third on or about February 23 of each 2028, 2029 and 2030.

Executive Compensation

Restricted LP Units granted in February of 2024 for 2023 performance will vest 40% on or about February 23, 2026 and 20% on or about February 23 of each of 2027, 2028 and 2029. In February of 2024 for performance in 2023, Mr. Mahmoodzadegan was granted restricted long term incentive LP Units, which vest 50% on or about February 23, 2028 and 50% on or about February 23 of 2029 (these LP Units are referred to herein as the “2023 Restricted LTI LP Units”).

Restricted LP Units granted in February of 2023 for 2022 performance will vest 40% on or about February 23, 2025 and 20% on or about February 23 of each of 2026, 2027 and 2028.

Restricted LP Units granted in February of 2022 for 2021 performance will vest 40% on or about February 23, 2024 and 20% on or about February 23 of each of 2025, 2026 and 2027. In February of 2022 for performance in 2021, Mr. Moelis was granted restricted long term incentive LP Units, which vest in equal installments on or about February 23 of each of 2025, 2026 and 2027 (these LP Units are referred to herein as the “2021 Restricted LTI LP Units”).

Restricted LP Units granted in February of 2021 for 2020 performance vested 40% in February 2023 and 20% on or about February 23 of each of 2024, 2025 and 2026.

Deferred LP Units. Subject to the forfeiture provisions described below, Deferred LP Units granted in February of 2025 for 2024 performance will be eligible for redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2027 and the remaining 60% pro rata annually (20% each year) on or about February 23 of each of 2028, 2029 and 2030. These Deferred LP Units vested at grant and are subject to a prohibition on transfer and non-compete restrictions, which if violated, result in the forfeiture of the portion of the award not yet delivered. Deferred LP Units were awarded to retirement eligible NEOs.

Subject to the forfeiture provisions described below, Deferred LP Units granted in February of 2024 for 2023 performance will be eligible for redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2026 and the remaining 60% pro rata annually (20% each year) on or about each of February 23, 2027, February 23, 2028 and February 23, 2029. These Deferred LP Units vested at grant and are subject to a prohibition on transfer and non-compete restrictions, which if violated, result in the forfeiture of the portion of the award not yet delivered. Deferred LP Units were awarded to retirement eligible NEOs.

Subject to the forfeiture provisions described below, Deferred LP Units granted in February of 2023 for 2022 performance will be eligible for redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2025 and the remaining 60% pro rata annually (20% each year) on or about each of February 23, 2026, February 23, 2027 and February 23, 2028. These Deferred LP Units vested at grant and are subject to a prohibition on transfer and non-compete restrictions, which if violated, result in the forfeiture of the portion of the award not yet delivered. Deferred LP Units were awarded to retirement eligible NEOs.

In February of 2022 for performance in 2021, a portion of each NEO’s total incentive compensation was granted in LP Units, which vested at grant and are subject to a three year restriction on any transfers and a three year non-compete restriction (these LP Units are referred to herein as the “Three Year Deferred LP Units”). The awards were granted in lieu of cash for performance in 2021 to further align the interests of our NEOs with our shareholders.

RSUs

Each RSU represents the right to receive upon settlement either, at our option, a share of our Class A common stock or an amount of cash equal to the fair market value of a Class A share. Participants have no rights as a stockholder with respect to the RSUs unless and until shares of our Class A common stock

Executive Compensation

underlying the RSUs are actually delivered, provided that each participant will generally be eligible to receive additional RSUs in respect of any dividends we pay with respect to our Class A common stock, which additional RSUs will be forfeitable and subject to the same restrictions and conditions as the underlying RSUs.

RSUs granted on or after June 6, 2024 are granted subject to the terms of the Moelis & Company 2024 Omnibus Incentive Plan and individual award agreements. All other RSUs are granted subject to the terms of the Moelis & Company 2014 Omnibus Incentive Plan and individual award agreements. A copy of the Moelis & Company 2024 Omnibus Incentive Plan is included as Exhibit 10.1 to our Current Report on Form 8-K filed on June 7, 2024. A copy of the Moelis & Company 2014 Omnibus Incentive Plan is included as Exhibit 99.1 to our Registration Statement on Form S-8 filed on August 8, 2014.

Performance Units

Our Performance Units are subject to both a performance condition and a five year time-based vesting condition (the “Time-Based Vesting Condition”). The performance vesting requirement for the Performance Units will be deemed satisfied to the extent that the Company’s Class A common stock achieves the designated dividend-adjusted per-share prices based on the volume-weighted average closing share price of the Company’s Class A common stock over any 20 consecutive trading-day period (“20-day VWAP”). The number of Performance Units for which the performance condition has been met (the “Earned Units”) will be determined (i) on a quarterly basis at the end of each fiscal quarter to occur after the Grant Date and (ii) as of and for the period ended on February 16, 2028 (the “End Date”) (each such fiscal quarter end date, together with the period ending with the End Date, a “Measurement Date”), based on the highest 20-day VWAP to have been achieved at any time starting on the Grant Date and ending on End Date.

If, as of any Measurement Date, the highest 20-day VWAP reaches (i) $68.00 (dividend adjusted to $61.11), 50% of the total Performance Units will become Earned Units, (ii) $91.00 (dividend adjusted to $81.78), 100% of the total Performance Units will become Earned Units, and (iii) $114.00 (dividend adjusted to $102.45), or greater, 150% of the total Performance Units will become Earned Units. If, as of any Measurement Date, the highest 20-day VWAP is between $68.00-114.00 (dividend adjusted to $61.11-$102.45), then the percentage of the total Performance Units that will become Earned Units as of such time shall be determined by linear interpolation. As a result of the reinvestment of dividends, the Performance Units may become Earned Units before the 20-Day VWAP of our Class A Common Stock achieves the dollar amount set forth above. Dividend adjusted targets are listed as of April 9, 2025.

The target Performance Units satisfy the time-vesting requirement in equal installments on each of the third, fourth and fifth anniversaries of February 16, 2023 (the grant date) and Performance Units in excess of the target Performance Units satisfy the time-vesting requirement on the End Date.

If a “change in control” (as defined in the Performance Unit award agreement) occurs on or prior to the End Date, the Time-Based Vesting Condition will be deemed fully achieved, so long as the participant remains employed as of the date of the change in control, and the 20-day VWAP will be determined based on the price paid per share of Class A common stock in connection with the change in control, with a corresponding number of Performance Units becoming fully vested. Any Performance Units that do not vest in connection with the change in control will be forfeited.

In the event that a participant’s employment is (i) terminated by us without “cause” or (ii) by the participant for “good reason” (each, as defined in the Performance Unit award agreement), in each case on or prior to the End Date, the participant will be eligible to vest in a number of Performance Units equal to (I) the greater of (A) the number of Performance Units that are Earned Units as of the date of such employment termination, and (B) the number of “termination eligible units” as set forth on Annex 1 to Exhibit A to the Performance Unit award agreement that corresponds to the employment termination date, less (II) the number of Performance

Executive Compensation

Units that otherwise fully vested on or prior to the employment termination date, in each case without regard to the Time-Based Vesting Condition (any such Earned Units, “Qualifying Termination Units”). The Qualifying Termination Units will fully vest on the End Date, subject to the participant not engaging in any “detrimental activities” prior to the End Date. Any Performance Units that do not vest in connection with such employment termination will be forfeited.

In the event that a participants employment is terminated due to death or disability (as defined in the Performance Unit award agreement), in each case on or prior to the End Date, the participant will be eligible to vest in a number of Performance Units equal to (I) the greater of (A) the number of Performance Units that are Earned Units as of the date of such employment termination, and (B) the applicable number of “pro-rated units” set forth on Annex 2 to Exhibit A to the Performance Unit award agreement that corresponds to the applicable “implied TSR hurdle,” subject to the achievement of the implied TSR hurdle corresponding to the applicable, less (II) the number of Performance Units that otherwise fully vested on or prior to the employment termination date, in each case without regard to the Time-Based Vesting Condition (any such Earned Units, “Death/Disability Units”). The Death/Disability Units will fully vest on the End Date, subject to the participant not engaging in any “detrimental activities” prior to the End Date. Any Performance Units that do not vest in connection with such employment termination will be forfeited.

Other Key Terms of Equity Awards

RSUs and Restricted LP Units (including Restricted LTI LP Units) will not vest unless a participant remains in continuous employment or service with us through the applicable vesting date. Except as described in the following paragraphs, if the participant’s employment or service with us is terminated for any reason, any unvested RSUs or Restricted LP Units will be forfeited as of the notice of termination date.

For RSUs and Restricted LP Units (including Restricted LTI LP Units), if the participant’s employment or service with us is terminated (i) by us without cause, (ii) by the participant for “good reason” (as defined in the 2014 or 2024 Omnibus Incentive Plan, as applicable) or (iii) by us due to disability, any unvested RSUs and Restricted LP Units will continue to vest on the originally scheduled vesting dates, provided that the participant has not engaged in any “detrimental activities” (as described below) through the applicable vesting date. If the participant engages in any detrimental activity following such termination, any unvested RSUs or Restricted LP Units will be forfeited. For purposes of these RSU and Restricted LP Unit awards, “detrimental activities” means any solicitation of our employees or certain clients, any interference with our relationships with certain clients, any failure to execute an attestation that the participant has not engaged in such acts prior to each applicable vesting date or other time reasonably requested by us or any failure to satisfy any obligation of the participant under any agreement with us with respect to confidentiality, non-disparagement, non-solicitation or noncompetition. If the participant’s employment or service with us is terminated due to the participant’s death, any unvested RSUs or Restricted LP Units will immediately vest.

If the participant’s employment or service with us is terminated (i) by us without cause or (ii) by the participant for good reason, in each case on or within 12 months after the effective date of a “change in control” (as defined in the 2014 or 2024 Omnibus Incentive Plan, as applicable), any unvested RSUs or Restricted LP Units will immediately vest.

For Deferred LP Units, if the participant is (i) terminated for cause or (ii) engages in any detrimental activity (as described below) at any time during the term of the award, any Deferred LP Units not yet delivered will be forfeited. For purposes of Deferred LP Unit awards, “detrimental activities” means engaging in competitive enterprises (as defined in the award), any solicitation of our employees or certain clients, any interference with our relationships with certain clients, failure to responsibly transition coverage of the Participant’s clients and clients’ transactions prior to a termination event, any failure to execute an attestation that the participant has not engaged in such acts prior to each applicable delivery date or other time reasonably requested by us or any failure to satisfy any obligation of the participant under any agreement with us with respect to confidentiality, non-disparagement, non-solicitation or noncompetition. In the event of the participant’s death,

Executive Compensation

any Deferred LP Units will cease to be subject to the transfer and non-compete restrictions on the earlier of (i) two year anniversary of the grant date or (ii) death.

A retiring officer or employee generally will not forfeit qualifying RSUs or LP Units granted during employment if at retirement (i) the officer or employee is at least 56 years old, (ii) the officer or employee has provided at least 5 consecutive years of service to the Company and (iii) such officer’s or employee’s years of service plus age at the time of retirement equals 65, unless such officer or employee waives such retirement arrangements. In each case, any such RSUs or LP Units will be delivered pursuant to their applicable vesting schedule, subject to noncompetition and other terms.

The specific number of RSUs and the number of LP units granted to our NEOs and other employees for 2023 awarded annual compensation in February of 2024 was determined by dividing the dollar value of awarded equity by the average share price, calculated as of the five day trading period from February 8, 2024 through February 14, 2024 (the “February 2024 Grant Date Price”). The specific number of RSUs and the number of LP units granted to our NEOs and other employees for 2022 awarded annual compensation in February of 2023 was determined by dividing the dollar value of awarded equity by the average share price, calculated as of the five day trading period from February 9, 2023 through February 15, 2023 (the “February 2023 Grant Date Price”). The specific number of RSUs and the number of LP units granted to our NEOs and other employees for 2021 awarded annual compensation in February of 2022 was determined by dividing the dollar value of awarded equity by the average share price, calculated as of the five day trading period from February 10, 2022 through February 16, 2022 (the “February 2022 Grant Date Price”) except that the number of Three Year Deferred LP Units was determined by dividing the dollar value of awarded equity by the February 2022 Grant Date Price less a liquidity discount of 15%.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table summarizes the outstanding equity awards held by each of our NEOs as of December 31, 2024. In accordance with SEC rules, this table does not reflect Deferred LP Units, which are vested at the grant date of such awards. Below this table, we have provided an alternative tabular disclosure that includes Deferred LP Units that remain subject to sale and contractual restrictions. Please see “—Alternative Presentation of Outstanding Equity Awards at 2024 Fiscal Year-End”.

Stock Awards(1)

Name	Number of shares or units of stock that have not vested(2) (#)	Market value of shares or units of stock that have not vested(3) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(2) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(3) ($)

Kenneth Moelis(4)	356,945	26,371,065	39,721	2,934,605

Navid Mahmoodzadegan(5)	667,665	49,327,075	30,555	2,257,373

Jeffrey Raich(6)	101,010	7,462,586

Katherine Pilcher Ciafone(7)	28,314	2,091,820

Joseph Simon(8)	26,267	1,940,605

(1)	Stock awards were made in the form of Restricted LP Units, Performance Units and RSUs. The terms and conditions of these awards are described in the section entitled “—Moelis Annual Equity Awards.”

(2)	All LP Units or RSUs are subject to accelerated vesting upon the officer’s death.

(3)	Market value is equal to the applicable number of LP Units or RSUs multiplied by $73.88, the closing price per share of our Class A common stock on the NYSE on December 31, 2024.

Executive Compensation

(4)

Consists of (i) 40,850 RSUs originally granted to Mr. Moelis in February 2020 in respect of 2019 performance and 18,011 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2024, which vest 100% on February 23, 2025 and (ii) 64,507 Restricted LP Units originally granted to Mr. Moelis in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 and 2026 and (iii) 150,696 Restricted LP Units originally granted to Mr. Moelis in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 through 2027 and (iv) 28,979 2021 Restricted LTI LP Units originally granted to Mr. Moelis in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each 2025 through 2027 and (v) 85,395 Performance Units originally granted to Mr. Moelis in February 2023 in respect of 2022 performance and 8,228 dividend equivalent Performance Units with respect thereto that were held by him as of December 31, 2024 which vest according to the schedule set forth in “—Moelis Annual Equity Awards—Performance Units”, provided certain performance goals are achieved.

(5)

Consists of (i) 39,565 RSUs originally granted to Mr. Mahmoodzadegan in February 2020 in respect of 2019 performance and 17,444 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2024, which vest 100% on February 23, 2025 and (ii) 60,842 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installment on February 23 of each of 2025 and 2026 and (iii) 85,085 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 through 2027 and (iv) 253,996 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2023 in respect of 2022 performance with respect thereto that were held by him as of December 31, 2024, which vest 40% on February 23 of 2025 and 20% on February 23 of each of 2026 through 2028 and (v) 65,688 Performance Units originally granted to Mr. Mahmoodzadegan in February 2023 in respect of 2022 performance and 6,329 dividend equivalent Performance Units with respect thereto that were held by him as of December 31, 2024 which vest according to the schedule set forth in “—Moelis Annual Equity Awards—Performance Units”, provided certain performance goals are achieved and (vi) 166,526 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2024 in respect of 2023 performance with respect thereto that were held by him as of December 31, 2024, which vest 40% on February 23 of 2026 and 20% on February 23 of each of 2027 through 2029 and (vii) 2,744 2023 Restricted LTI LP Units originally granted to Mr. Mahmoodzadegan in February 2024 in respect of 2023 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each 2028 and 2029.

(6)

Consists of (i) 13,018 RSUs originally granted to Mr. Raich in February 2020 in respect of 2019 performance and 5,740 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2024, which vest 100% on February 23, 2025 and (ii) 32,986 Restricted LP Units originally granted to Mr. Raich in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 and 2026 and (iii) 49,266 Restricted LP Units originally granted to Mr. Raich in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 through 2027.

(7)

Consists of (i) 1,915 RSUs originally granted to Ms. Pilcher Ciafone in February 2020 in respect of 2019 performance and 844 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2024, which vest 100% on February 23, 2025 and (ii) 2,200 RSUs originally granted to Ms. Pilcher Ciafone in February 2021 in respect of 2020 performance and 643 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 and 2026 and (iii) 3,504 RSUs originally granted to Ms. Pilcher Ciafone in February 2022 in respect of 2021 performance and 546 additional

Executive Compensation

dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 through 2027 and (iv) 7,007 RSUs originally granted to Ms. Pilcher Ciafone in February 2023 in respect of 2022 performance and 675 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 through 2028 and (v) 10,979 Restricted LP Units originally granted to Ms. Pilcher Ciafone in February 2024 in respect of 2023 performance with respect thereto that were held by her as of December 31, 2024, which vest 40% on February 23 of 2026 and 20% on February 23 of each 2027 through 2029.

(8)

Consists of (i) 5,182 RSUs originally granted to Mr. Simon in February 2020 in respect of 2019 performance and 2,285 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2024, which vest 100% on February 23, 2025 and (ii) 6,744 RSUs originally granted to Mr. Simon in February 2021 in respect of 2020 performance and 1,971 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 and 2026 and (iii) 10,085 Restricted LP Units originally granted to Mr. Simon in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 through 2027.

*Note that any equity awards with a vesting date that falls on a weekend day may vest during the preceding week or the next business day as determined by the Compensation Committee as administrator of the Omnibus Plan.

Alternative Presentation of Outstanding Equity Awards at 2024 Fiscal Year-End

This table is an alternative to the SEC required Outstanding Equity Awards at 2024 Fiscal Year-End table presented above. This alternative tabular presentation includes, in addition to stock awards that have not yet vested, Deferred LP Units that are fully vested at grant and are subject to a prohibition on transfer and non-compete restrictions, which if violated, result in the forfeiture of the portion of the award not yet delivered.

Stock Awards(1)

Name	Number of shares or units of stock that have not vested(2) (#)	Market value of shares or units of stock that have not vested(3) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(2) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(3) ($)

Kenneth Moelis(4)	758,129	56,010,539	39,721	2,934,605

Navid Mahmoodzadegan(5)	735,853	54,364,805	30,555	2,257,373

Jeffrey Raich(6)	246,275	18,194,765

Katherine Pilcher Ciafone(7)	28,314	2,091,820

Joseph Simon(8)	68,645	5,071,491

(1)	Stock awards were made in the form of LP Units, including Deferred LP Units, and RSUs. The terms and conditions of these awards are described in the section entitled “—Moelis Annual Equity Awards.”

(2)	All LP Units or RSUs are subject to accelerated vesting upon the officer’s death.

(3)	Market value is equal to the applicable number of LP Units and RSUs multiplied by $73.88, the closing price per share of our Class A common stock on the NYSE on December 31, 2024.

(4)

Consists of (i) 40,850 RSUs originally granted to Mr. Moelis in February 2020 in respect of 2019 performance and 18,011 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2024, which vest 100% on February 23 2025 and (ii) 64,507 LP Units originally granted to Mr. Moelis in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 and 2026 and

Executive Compensation

(iii) 150,696 Restricted LP Units originally granted to Mr. Moelis in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 through 2027 and (iv) 113,646 Three Year Deferred LP Units originally granted to Mr. Moelis in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2024, which are vested at grant and restricted for 3 years and (v) 28,979 2021 Restricted LTI LP Units originally granted to Mr. Moelis in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each 2025 through 2027 and (vi) 85,395 Performance Units originally granted to Mr. Moelis in February 2023 in respect of 2022 performance and 8,228 dividend equivalent Performance Units with respect thereto that were held by him as of December 31, 2024 which vest according to the schedule set forth in “—Moelis Annual Equity Awards—Performance Units”, provided certain performance goals are achieved and (vii) 130,720 Deferred LP Units originally granted to Mr. Moelis in February 2023 in respect of 2022 performance with respect thereto that were held by him as of December 31, 2024, which are vested at grant. Subject to the forfeiture provisions set forth in the award agreement and described below, the Deferred LP Units will be eligible for 3 redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2025 and the remaining 60% pro rata annually (20% each year) on February 23 of each 2026 through 2028 and (viii) 156,818 Deferred LP Units originally granted to Mr. Moelis in February 2024 in respect of 2023 performance with respect thereto that were held by him as of December 31, 2024, which were vested at grant. Subject to the forfeiture provisions set forth in the award agreement and described below, the Deferred LP Units will be eligible for 3 redemption and exchange rights in accordance with the following schedule: 40% on February 23, 2026 and the remaining 60% pro rata annually (20% each year) on February 23 of each 2027 through 2029.

(5)

Consists of (i) 39,565 RSUs originally granted to Mr. Mahmoodzadegan in February 2020 in respect of 2019 performance and 17,444 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2024, which vest 100% on February 23, 2025 and (ii) 60,842 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 and 2026 and (iii) 85,085 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 through 2027 and (iv) 68,188 Three Year Deferred Units originally granted to Mr. Mahmoodzadegan in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2024, which are vested at grant and restricted for 3 years and (v) 253,996 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2023 in respect of 2022 performance with respect thereto that were held by him as of December 31, 2024, which vest 40% on February 23 of 2025 and 20% on February 23 of each of 2026 through 2028 and (vi) 65,688 Performance Units originally granted to Mr. Mahmoodzadegan in February 2023 in respect of 2022 performance and 6,329 dividend equivalent Performance Units with respect thereto that were held by him as of December 31, 2024 which vest according to the schedule set forth in “—Moelis Annual Equity Awards—Performance Units”, provided certain performance goals are achieved and (vii) 166,526 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2024 in respect of 2023 performance with respect thereto that were held by him as of December 31, 2024, which vest 40% on February 23 of 2026 and 20% on February 23 of each of 2027 through 2029 and (viii) 2,744 2023 Restricted LTI LP Units originally granted to Mr. Mahmoodzadegan in February 2024 in respect of 2023 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each 2028 and 2029.

(6)

Consists of (i) 13,018 RSUs originally granted to Mr. Raich in February 2020 in respect of 2019 performance and 5,740 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2024, which vest 100% on February 23 2025 and (ii) 32,986 Restricted LP Units originally granted to Mr. Raich in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 and 2026 and (iii) 49,266 Restricted LP Units originally granted to Mr. Raich in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 through 2027 and (iv) 34,094 Three Year

Executive Compensation

Deferred LP Units originally granted to Mr. Raich in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2024, which are vested at grant and restricted for 3 years and (v) 56,273 Deferred LP Units originally granted to Mr. Raich in February 2023 in respect of 2022 performance with respect thereto that were held by him as of December 31, 2024, which are vested at grant. Subject to the forfeiture provisions set forth in the award agreement and described below, the Deferred LP Units will be eligible for 3 redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2025 and the remaining 60% pro rata annually (20% each year) on February 23 of each 2026 through 2028 and (vi) 54,898 Deferred LP Units originally granted to Mr. Raich in February 2024 in respect of 2023 performance with respect thereto that were held by him as of December 31, 2024, which are vested at grant. Subject to the forfeiture provisions set forth in the award agreement and described below, the Deferred LP Units will be eligible for 3 redemption and exchange rights in accordance with the following schedule: 40% on February 23, 2026 and the remaining 60% pro rata annually (20% each year) on February 23 of each 2027 through 2029.

(7)

Consists of (i) 1,915 RSUs originally granted to Ms. Pilcher Ciafone in February 2020 in respect of 2019 performance and 844 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2024, which vest 100% on February 23, 2025 and (ii) 2,200 RSUs originally granted to Ms. Pilcher Ciafone in February 2021 in respect of 2020 performance and 643 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 and 2026 and (iii) 3,504 RSUs originally granted to Ms. Pilcher Ciafone in February 2022 in respect of 2021 performance and 546 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 through 2027 and (iv) 7,007 RSUs originally granted to Ms. Pilcher Ciafone in February 2023 in respect of 2022 performance and 675 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 through 2028 and (v) 10,979 Restricted LP Units originally granted to Ms. Pilcher Ciafone in February 2024 in respect of 2023 performance with respect thereto that were held by her as of December 31, 2024, which vest 40% on February 23 of 2026 and 20% on February 23 of each 2027 through 2029.

(8)

Consists of (i) 5,182 RSUs originally granted to Mr. Simon in February 2020 in respect of 2019 performance and 2,285 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2024, which vest 100% on February 23 2025 and (ii) 6,744 RSUs originally granted to Mr. Simon in February 2021 in respect of 2020 performance and 1,971 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 and 2026 and (iii) 10,085 Restricted LP Units originally granted to Mr. Simon in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2024, which vest in equal installments on February 23 of each of 2025 through 2027 and (iv) 5,682 Three Year Deferred LP Units originally granted to Mr. Simon in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2024, which are vested at grant and restricted for 3 years and (v) 19,312 Deferred LP Units originally granted to Mr. Simon in February 2023 in respect of 2022 performance with respect thereto that were held by him as of December 31, 2024, which are vested at grant. Subject to the forfeiture provisions set forth in the award agreement and described below, the Deferred LP Units will be eligible for 3 redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2025 and the remaining 60% pro rata annually (20% each year) on February 23 of each 2026 through 2028 and (vi) 17,384 Deferred LP Units originally granted to Mr. Simon in February 2024 in respect of 2023 performance with respect thereto that were held by him as of December 31, 2024, which are vested at grant. Subject to the forfeiture provisions set forth in the award agreement and described below, the Deferred LP Units will be eligible for 3 redemption and exchange rights in accordance with the following schedule: 40% on February 23, 2026 and the remaining 60% pro rata annually (20% each year) on February 23 of each 2027 through 2029.

*Note that any equity awards with a vesting date that falls on a weekend day may vest during the preceding week or the next business day as determined by the Compensation Committee as administrator of the Omnibus Plan.

Executive Compensation

Stock Vested in 2024

The following table summarizes stock vested in fiscal year 2024 for our NEOs.

Stock Awards

Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)

Kenneth Moelis	284,780	14,979,425

Navid Mahmoodzadegan	177,632	9,343,448

Jeffrey Raich	84,875	4,464,435

Katherine Pilcher Ciafone	8,466	445,309

Joseph Simon	23,447	1,301,796

Nonqualified Deferred Compensation for 2024

There were no deferred cash awards granted to any NEO for 2024 performance.

Potential Payments upon Termination of Employment or Change in Control

Other than with respect to the potential continued or accelerated vesting of outstanding equity awards that each of our NEOs may be entitled to in connection with termination without cause, resignation for good reason, retirement, disability, death or change in control, our NEOs are not entitled to any additional payments or benefits following a change in control or upon termination of employment, and are only entitled to payments and benefits that are available generally on a non-discriminatory basis to all salaried employees, such as continuation of health care benefits through the end of the month of the termination of employment and retirement benefits.

The following table describes the potential incremental payments and benefits to which our NEOs would be entitled upon a termination of employment without cause, a resignation for good reason, retirement, disability, death or a change in control with respect to RSUs and all LP Units except for Deferred LP Units. All calculations in this table are based on an assumed termination date of December 31, 2024.

Named Executive Officer	Value of Shares of Common Stock – Termination Without Cause (Continuation of Vesting)(1) ($)	Value of Shares of Common Stock – Retirement (Continuation of Vesting)(1) ($)	Value of Shares of Common Stock – Disability (Continuation of Vesting)(1) ($)	Value of Shares of Common Stock – Death (Acceleration)(2) ($)	Value of Common Stock – Change in Control Event (Acceleration)(2) ($)

Kenneth Moelis	29,305,670(4)	15,899,198(3)	29,305,670(4)	29,305,670(4)	29,305,670(4)

Navid Mahmoodzadegan	51,584,448(6)	46,061,076(5)	51,584,448(6)	51,584,448(6)	51,584,448(6)

Jeffrey Raich(7)	7,462,586	7,462,586	7,462,586	7,462,586	7,462,586

Katherine Pilcher Ciafone(8)	2,091,820	2,091,820	2,091,820	2,091,820	2,091,820

Joseph Simon(9)	1,940,605	1,940,605	1,940,605	1,940,605	1,940,605

Executive Compensation

(1)

For RSUs, Restricted LP Units and Restricted LTI LP Units, upon termination without cause, resignation for good reason, retirement or disability, equity awards will be delivered pursuant to the applicable vesting schedule subject to forfeiture in the event the named executive officer participates in detrimental activities prior to the applicable vesting date. For Performance Units, see “—Moelis Annual Equity Awards—Performance Units” for applicable terms.

(2)

For RSUs, Restricted LP Units and Restricted LTI LP Units, upon (i) death or (ii) (x) a Change in Control (as defined in the 2014 or 2024 Omnibus Incentive Plan, as applicable) and (y) an NEO’s employment or service is terminated without Cause by the Company or by the NEO for Good Reason on or after the effective date of the Change in Control but prior to twelve (12) months following the Change in Control (“Change in Control Event”), vesting and delivery will accelerate to the date of death or upon a Change in Control Event. For Performance Units, see “—Moelis Annual Equity Awards—Performance Units” for applicable terms.

(3)

Amount represents the value of 215,203 unvested RSUs and LP Units. For purposes of this table, the value of the equity awards was determined based on the closing price of our Class A common stock on December 31, 2024 ($73.88). 181,463 RSUs, Performance Units and LP Units are not eligible for retirement.

(4)

Amount represents the value of 396,666 unvested RSUs and LP Units and includes the maximum amount of Performance Units. For purposes of this table, the value of the equity awards was determined based on the closing price of our Class A common stock on December 31, 2024 ($73.88).

(5)

Amount represents the value of 623,458 unvested RSUs and LP Units. For purposes of this table, the value of the equity awards was determined based on the closing price of our Class A common stock on December 31, 2024 ($73.88). 74,761 Performance Units and LP Units are not eligible for retirement.

(6)

Amount represents the value of 698,219 unvested RSUs and LP Units and includes the maximum amount of Performance Units. For purposes of this table, the value of the equity awards was determined based on the closing price of our Class A common stock on December 31, 2024 ($73.88).

(7)

Amount represents the value of 101,010 unvested RSUs and LP Units. For purposes of this table, the value of the equity awards was determined based on the closing price of our Class A common stock on December 31, 2024 ($73.88).

(8)

Amount represents the value of 28,314 unvested RSUs and LP Units. For purposes of this table, the value of the equity awards was determined based on the closing price of our Class A common stock on December 31, 2024 ($73.88).

(9)

Amount represents the value of 26,267 unvested RSUs and LP Units. For purposes of this table, the value of the equity awards was determined based on the closing price of our Class A common stock on December 31, 2024 ($73.88).

Other Compensation Arrangements

Retirement Arrangements

We have a 401(k) savings plan for eligible employees, including our named executive officers, and may, in our sole discretion, provide annual matching contributions to 401(k) plan participants. We do not have a defined benefit pension plan.

Employee Benefits

Eligible employees, including our NEOs, participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance. Our NEOs participate in these programs on the same basis as eligible employees generally.

Executive Compensation

Assessment of Risk of Our Compensation Program

Our compensation program is designed to discourage excessive risk taking. The base salary component of compensation does not encourage risk taking because it is a fixed amount and a relatively small percentage of total compensation. Bonuses for our employees are based on an assessment of a variety of quantitative and qualitative factors, including appropriate risk management. A substantial portion of bonuses for our managing directors, including our NEOs, are paid in equity to align their interests with shareholders and the long-term objectives and success of the Firm.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, presented below is the total compensation of our median employee, the annual total compensation of our CEO, and the ratio of those two values:

•	The 2024 annual total compensation of our median employee (other than our CEO), calculated in accordance with Item 402(c) of Regulation S-K, was $247,020;

•

The 2024 annual total compensation of our CEO, Mr. Moelis, calculated in accordance with Item 402(c) of Regulation S-K and as reported in the Summary Compensation Table in this Proxy Statement, was $7,621,008; and

•	For 2024, the ratio of the annual total compensation of Mr. Moelis to the annual total compensation of our median employee was 30.9 to 1.

We did not include independent contractors in our determination.

For purposes of this disclosure, we have identified a new median employee as of December 31, 2024. In order to identify our median employee, we ranked each of our employees (other than our CEO) based on 2024 awarded compensation. For this purpose, 2024 awarded compensation was comprised of each employee’s (i) annualized base salary or wages for 2024, (ii) annual cash bonus (if any) paid in 2025 in respect of 2024 performance and (iii) equity incentive awards (if any) granted in 2025 in respect of 2024 performance.

We determined the median employee’s annual total compensation for 2024 in accordance with the requirements of Item 402(c) of Regulation S-K consistent with the calculation of the 2024 annual total compensation of our CEO as reported in the Summary Compensation Table in this Proxy Statement.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. The information disclosed in this section was developed and is provided solely to comply with specific, legal requirements. We do not use this information in managing our Company.

Executive Compensation

Pay Versus Performance Table
The following disclosures provide information on the compensation of our CEO and other NEOs, each as cal culat
ed in accordance with SEC rules, and in comparison to certain metrics of the Company and our peer group.
The calculation of “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid to
non-CEO
NEOs” is not reflective of how the Compensation Committee assesses executive officer compensation. Equity-based awards included in the below presentation are based on the grant date instead of the associated performance year. In addition, the values of equity awards may not reflect actual economic benefit that will be received due to uncertain market value and vesting schedules, among other factors
.
2024 Pay Versus Performance Table

Year (1)	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO (2) ($)	Average Summary Compensation Table Total for non-CEO NEOs ($)	Average Compensation Actually Paid to non-CEO NEOs (2) ($)	Value of Initial Fixed $100 Investment Based On		Net Income ($)	Adjusted Revenue ($)
					MC Total Shareholder Return ($)	Peer Group Total Shareholder Return (3) ($)

2024	7,621,008	18,729,431	5,036,667	9,498,311	334	174	151,491	1,201,520

2023	7,878,846	22,107,303	5,859,692	10,710,298	244	133	(27,516)	860,085

2022	19,223,262	7,528,921	6,854,413	1,666,534	157	119	168,682	970,195

2021	14,358,959	24,392,175	9,707,758	14,853,476	243	133	422,978	1,557,997

2020	9,874,166	17,566,907	5,526,044	9,686,401	163	98	218,438	943,276

(1)
For fiscal years 2020, 2021 and 2022, the CEO was Kenneth Moelis and the
non-CEO
NEOs were Navid Mahmoodzadegan, Jeffrey Raich, Elizabeth Crain, and Joseph Simon. For fiscal years 2023 and 2024, the CEO was Kenneth Moelis and the non-CEO
NEOs were Navid Mahmoodzadegan, Jeffrey Raich, Katherine Pilcher Ciafone and Joseph Simon.

Executive Compensation

(2)
Amounts in this column are calculated in accordance with Item 402(v) of Regulation
S-K.
The following table details the adjustments prescribed by Item 402(v) to the “Summary Compensation Table” totals to determine the “Compensation Actually Paid” amounts. For the avoidance of doubt, no equity awards were cancelled due to a failure to meet vesting conditions during the years identified. In addition, all amounts presented below for
“Non-CEO
NEOs” are averages of the
non-CEO
NEO group.

Year	Executive(s)	Summary Compensation Table Total ($)	Deduct: Stock Awards ($)	Add: Year- end Value of Unvested Equity Awards Granted During Year (i) ($)	Increase/ (Decrease) in Value of Unvested Equity Awards Granted in Prior Years (i) ($)	Add: Value of Equity Awards Granted and Vested During Year (i) ($)	Increase/ (Decrease) in Value of Equity Awards Granted in Prior Years Which Vested During Year (i) ($)	Add: Dividends (i) ($)	Total (Compensation Actually Paid) ($)

2024	CEO	7,621,008	(7,160,263)	—	8,446,231	8,839,831	(123,353)	1,105,977	18,729,431
	Non-CEO NEOs	5,036,667	(3,365,253)	3,329,199	3,028,383	1,018,634	(41,219)	491,900	9,498,311

(i)
Our CEO and
non-CEO
NEOs receive a substantial portion of their annual variable incentive compensation in equity, which may consist of RSUs, Deferred LP Units, Restricted LP Units, and/or Performance Units. Each form of equity has its own set of restrictions and vesting conditions, which may result in fluctuations across the components of Compensation Actually Paid for the years identified. See “Executive Compensation—Moelis Annual Equity Awards” for further details.

(3)	The peer group TSR for the identified years consists of the S&P 500 Financials Index and is weighted by market capitalization.
List of Performance Measures
While the Committee takes into account each of the measures in our compensation framework in a holistic manner to evaluate executive compensation of Firm performance (without ascribing any specific weight to any single factor or metric), the below measures from the compensation framework have been selected as they represent those Firmwide financial performance measures that are assessed every year on an annual and multi-year basis.

Performance Measures

Adjusted Revenues

Adjusted Net Income

Operating Margin

TSR

Executive Compensation

Relationship Between “Compensation Actually Paid” and Performance Measures
In accordance with the Item 402(v), of Regulation
S-K,
we are providing the following graphic description of the relationship between information presented in the Pay Versus Performance table, reflecting changes from 2020-2021, 2021-2022, 2022-2023 and 2023-2024 unless otherwise noted.

Relationship Between Compensation Actually Paid and TSR
Compensation Actually Paid (in millions)
$30
$25
$20
$15
$10
$5
$-
Total Shareholder Return
$350
$300
$250
$200
$150
$100
$50
2020
2021
2022
2023
2024
Compensation Actually Paid to CEO (in millions)
Average Compensation Actually Paid to non-CEO NEOs (in millions)
Total Shareholder Return
S&P 500 Financials Index TSR

Relationship Between Compensation Actually Paid and Adjusted Revenues
Compensation Actually Paid (in millions)
Adjusted Revenues (in millions)
$30
$25
$20
$15
$10
$5
$-
$1,800
$1,500
$1,200
$900
$600
$300
$-
2020
2021
2022
2023
2024
Compensation Actually Paid to CEO (in millions)
Average Compensation Actually Paid to non-CEO NEOs (in millions)
Adjusted Revenues (in millions)

Relationship Between Compensation Actually Paid and Net Income
We are a human capital business. In order to align the interests of our executive officers with shareholders and incentivize retention, a significant amount of our NEO annual incentive compensation is comprised of equity grants that are vested/deferred over multiple years. As a result, our Compensation Actually Paid to our NEO’s, as calculated in accordance with Item 402(v) of SEC Regulation
S-K,
is significantly driven by movements in our share price that occur after our Compensation Committee’s grant of such equity.
In determining the current year awarded compensation, our Compensation Committee considers, among other factors, net income, but the mark to market of prior year equity grants is typically not taken into consideration. Any correlation between net income and Compensation Actually Paid is not by design. For fiscal years 2020, 2021, and 2022, the changes in Compensation Actually Paid directionally correlated with the changes in net income for each fiscal year end in the same period. For fiscal years 2023 and 2024, the changes in Compensation Actually Paid were directionally inversely correlated with the changes in net income.

Compensation Committee Report

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement issued in connection with our Annual Meeting and in our Form 10-K.

Compensation Committee

Laila Worrell (Chairperson)

Louise Mirrer

Kenneth L. Shropshire

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

Proposal 2: Advisory Vote on Executive Compensation

Proposal 2: Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), we are including in the Proxy Statement a separate resolution to approve, in a non-binding, stockholder advisory vote, the compensation paid to our NEOs as disclosed herein.

While the results of the vote are non-binding and advisory in nature, we intend to consider the results of this vote in making future compensation decisions.

The language of the resolution is as follows:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

In considering their vote, stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this Proxy Statement.

The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our NEOs.

Stock Ownership of Certain Beneficial Owners and Management

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock held by (i) each of our directors, (ii) each of our NEOs, (iii) our directors and executive officers as a group and (iv) each person known to us to beneficially own more than 5% of our Class A common stock and Class B common stock. For our directors and officers, the information is as of April 9, 2025. For other stockholders who own more than 5% of our Class A common stock, the information is as of the most recent Schedule 13G filed by each such stockholder with the SEC.

The number of shares and percentage of beneficial ownership set forth below is based upon 74,183,429 shares of Class A common stock and 4,324,418 shares of Class B common stock outstanding on the Record Date.

Beneficial ownership is determined in accordance with the rules of the SEC. The beneficial ownership of each of our directors and officers excludes units held in the form of LP Units or RSUs. These units become redeemable for shares of our Class A common stock after they are vested or become eligible for delivery and upon the satisfaction of the conditions of the award. For additional details, see “Executive Compensation—Moelis Annual Equity Awards.”

	Number of Shares of Class A Common Stock	Percent of Class A Common Stock	Number of Shares of Class B Common Stock	Percent of Combined Voting Power

Directors and Named Executive Officers(1)

Kenneth Moelis	209,237(2)	0.3%	4,324,418	37.0%

Navid Mahmoodzadegan	197,602	0.3%	0	0.2%

Jeffrey Raich	54,794	0.0%*	0	0.0%

Eric Cantor	218,805	0.3%	0	0.2%

Katherine Pilcher Ciafone	3,934	0.0%*	0	0.0%

Christopher Callesano	1,227	0.0%*	0	0.0%

Osamu Watanabe	6,471	0.0%*	0	0.0%

Joseph Simon	22,832	0.0%*	0	0.0%

Louise Mirrer	—	0.0%	0	0.0%

Kenneth L. Shropshire	6,940	0.0%*	0	0.0%

Laila Worrell	4,211	0.0%*	0	0.0%

All executive officers and directors as a group (10 persons)(3)	703,221(4)	0.95%	4,324,418(5)	37.4%

Holders of 5% or more of Class A Common Stock

BlackRock, Inc.(6)	8,002,597	10.8%	0	6.8%

The Vanguard Group(7)	7,772,642	10.5%	0	6.6%

Kayne Anderson Rudnick Investment Management, LLC(8)	7,083,910	9.5%	0	6%

* Less than 0.1%

(1)	The address of each of our directors and executive officers is c/o Moelis & Company, 399 Park Avenue, 4th Floor, New York, NY 10022.

Stock Ownership of Certain Beneficial Owners and Management

(2)

The number excludes outstanding LP Units and RSUs granted to Mr. Moelis as described under “Executive Compensation” and 3,976,314 shares of Class A common stock issuable in exchange for Class A partnership units of Group LP, held by Partner Holdings on behalf of The Moelis Family Trust, of which Mr. Moelis is a beneficiary. Mr. Moelis shares voting and dispositive power over the assets of The Moelis Family Trust with Mrs. Julie Moelis. Mr. Moelis has a pecuniary interest in the Group LP Class A partnership units held by Partner Holdings on behalf of The Moelis Family Trust.

(3)

Named Executive Officers includes Joe Simon, our former Chief Financial Officer, who resigned effective March 31, 2025. Executive officer information, which is provided as of April 9, 2025, does not include Mr. Simon and includes Mr. Callesano, who became our Chief Financial Officer on March 31, 2025.

(4)

This number excludes outstanding LP Units and RSUs granted to our executive officers and directors as described under “Executive Compensation” and 4,004,857 shares of Class A common stock issuable in exchange for Group LP Class A partnership units held by Partner Holdings on behalf of our executive officers and directors.

(5)

Shares of Class B common stock are held by Partner Holdings. This number correlates to the aggregate number of vested and unvested Group LP Class A partnership units held by Partner Holdings. Partner Holdings is controlled by Mr. Moelis. Each share of Class B common stock has ten votes and is convertible into 0.00055 shares of Class A common stock.

(6)

Based on the Schedule 13G filed with the SEC on January 23, 2024 by BlackRock, Inc. on behalf of itself and certain wholly-owned subsidiaries named in the Schedule 13G. The address of the filer is 50 Hudson Yards, New York, NY 10001.

(7)

Based on the Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group on behalf of itself and certain wholly-owned subsidiaries named in the Schedule 13G. The address of the filer is 100 Vanguard Boulevard, Malvern, PA 19355.

(8)

Based on the Schedule 13G filed with the SEC on February 13, 2024 by Kayne Anderson Rudnick Investment Management, LLC on behalf of itself. The address of the filer is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067.

Certain Relationships and Related Person Transactions

Certain Relationships and Related Person Transactions

In addition to the director and executive officer compensation arrangements discussed above in the section entitled “Executive Compensation,” this section describes transactions, or series of related transactions, to which we were a party or will be a party required to be disclosed under Item 404 of Regulation S-K, in which:

•	the amount involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or beneficial owners of more than 5% of any class of our capital stock (each a “5% Holder”), or any members of the immediate family of and any entity affiliated with any such person, had or will have a direct or indirect material interest.

Transactions with Our Directors, Executive Officers and 5% Holders

Agreements with Kenneth Moelis

Moelis & Company Manager LLC (the “Manager”) owns an aircraft. Mr. Moelis is the managing member of Manager. This aircraft is used and operated by the Company pursuant to an Aircraft Dry Lease entered into on July 12, 2019 (the “2019 Lease”) between Manager as lessor and the Company and Mr. Moelis as lessees. The lessees will pay the lessor monthly rent for the aircraft based on their respective usage. For the year ended December 31, 2024, the Company incurred approximately $0.5 million in aircraft lease costs to be paid to Manager. The lessees will generally assume all costs related to the maintenance and operation of the aircraft during the term of the lease. The lessees will bear the risk of loss, theft, confiscation, damage to or destruction to the aircraft. The lessees will also indemnify the lessor and its successors and assigns against any losses in connection with the aircraft, subject to certain limitations. The lease terminated on December 31, 2024, but was extended for one year on a month-to-month basis by the lessees pursuant to the terms of the 2019 Lease. We also entered into a new Cost Sharing and Operating Agreement on July 12, 2019 with Mr. Moelis. The new agreement provides that each lessee will have exclusive use of the aircraft during the times scheduled by such lessee. The lease payments and fixed operating costs (including, without limitation, insurance premiums, storage and scheduled maintenance) related to the aircraft will be allocated among the lessees based upon their respective use of the aircraft. Each lessee will be responsible for the direct operating costs (including, without limitation, fuel and service charges) for its use of the aircraft and will indemnify the other lessees for any losses arising from such use.

The Company granted a license to Mr. Moelis’ progeny, under which they have the right to use trademarks incorporating the term “Moelis” for certain purposes, including in connection with financial services activities.

Rights of Partner Holdings and Stockholders Agreement

We are party to the Stockholders Agreement with Partner Holdings, which provides that for so long as the Class B Condition is satisfied, Partner Holdings has approval rights over the following transactions:

•	any incurrence of indebtedness (other than inter-company indebtedness) in excess of $20 million;

•

any issuance by us of equity or equity-related securities (other than preferred stock) that would represent, after such issuance or upon conversion, exchange or exercise, as the case may be, at least three percent (3%) of the total voting power of our outstanding shares of Class A common stock (except in certain circumstances);

•	the issuance by us of preferred stock;

•	any debt or equity investment by us (including any commitment to invest) in an amount greater than $20 million;

Certain Relationships and Related Person Transactions

•	any entry by us into a new line of business that requires a principal investment in excess of $20 million;

•	the adoption of stockholder rights plans;

•	the appointment or termination of Section 16 officers;

•	any amendments to Moelis & Company’s amended and restated certificate of incorporation or by-laws;

•	any amendments to Group LP’s amended and restated limited partnership agreement;

•	renaming Moelis & Company;

•	the adoption of annual budgets and business plans;

•	distributions to stockholders (except in certain circumstances);

•

entry into any merger, consolidation, recapitalization, liquidation or sale of Moelis & Company or all or substantially all of its assets or certain similar transactions involving Moelis & Company or entering into any agreement providing therefor (except in certain circumstances);

•

voluntarily initiating any liquidation, dissolution or winding up of Moelis & Company or permitting the commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to Moelis & Company or any of its subsidiaries or controlled affiliates;

•	the entry into or amendment of certain material contracts;

•	the entry into related party transactions;

•	the initiation or settlement of material legal actions; and

•	changes to our taxable or fiscal year.

The effect of the agreement, if enforced, is that Partner Holdings may maintain control over our significant corporate transactions even if it holds less than a majority of the combined total voting power of our shares of Class A and Class B common stock.

The Stockholders Agreement provides that our Board will nominate individuals designated by Partner Holdings equal to a majority of the Board of Directors, and to take all actions necessary to cause such directors to continue in office, for so long as the Class B Condition is satisfied and, thereafter, one quarter of the candidates for so long as the Secondary Class B condition is satisfied. Partner Holdings is an entity controlled by our Chairman and CEO, Kenneth Moelis, and the designees of Partner Holdings nominated by the Board of Directors for election at the Annual Meeting are currently Kenneth Moelis and Eric Cantor. Although the Class B Condition is satisfied, Partner Holdings has notified the Company that Partner Holdings will not designate any additional nominee to our Board of Directors this year. This is because the Company, which is no longer a “controlled company” under NYSE rules, is required to satisfy NYSE independence requirements, including the requirement to have independent directors constitute a majority of our Board.

In addition, in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any director who is designated by Partner Holdings in accordance with the Stockholders Agreement, the Stockholders Agreement provides that the Company must take all actions necessary to cause the vacancy created thereby to be filled as promptly as practicable by a designee of Partner Holdings, including without limitation, in the event of a resignation of a Partner Holdings’ designee as a result of a failure to obtain a majority vote.

The “Class B Condition” is defined as Mr. Moelis satisfying all of the following conditions:

i)

he maintains directly or indirectly ownership of an aggregate of at least 4,458,445 shares of Class A common stock of the Company and Equivalent Class A Shares (as defined below), subject to customary adjustments, which represent approximately one-third of his ownership immediately following our initial public offering;

Certain Relationships and Related Person Transactions

ii)

he maintains directly or indirectly beneficial ownership (as defined below) of at least five percent (5%) of the Class A common stock of the Company (calculated, without duplication, on the basis that all issued and outstanding Group LP Class A partnership units not held by the Company or its subsidiaries had been exchanged for shares of Class A common stock of the Company);

iii)	he has not been convicted of a criminal violation of a material U.S. federal or state securities law that constitutes a felony or a felony involving moral turpitude;

iv)	he is not deceased; and

v)

his employment agreement has not been terminated in accordance with its terms because of a breach of his covenant to devote his primary business time and effort to the business and affairs of the Company and its subsidiaries or because he suffered an “incapacity” (i.e., order of incompetence or of insanity or permanent physical incapacity).

“Equivalent Class A Shares” means, on any date, the number of shares of Class A common stock represented by any shares, units, interests, options, warrants, evidence of indebtedness, stock awards or other securities or awards which by their terms are directly or indirectly convertible into, exchangeable for, exercisable for or pursuant to which the holder is entitled to receive shares of Class A common stock, whether immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of shares of Class A common stock.

“Beneficial ownership” has the same meaning given to it in Section 13(d) under the Exchange Act and the rules thereunder, except that a person will be deemed to have “beneficial ownership” of all securities that person has the right to acquire, whether the right is exercisable immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of such securities.

After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, Partner Holdings will have certain approval rights over the following transactions:

i)	the appointment or termination of the CEO;

ii)	any amendments to the Company’s amended and restated certificate of incorporation or by-laws that materially and adversely affect in a disproportionate manner the rights of Mr. Moelis; and

iii)	any amendments to Group LP’s amended and restated limited partnership agreement that materially and adversely affect in a disproportionate manner the rights of Mr. Moelis.

iv)

After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, our Board will nominate individuals designated by Partner Holdings equal to one quarter of the Board.

v)	For so long as either the Class B Condition or the Secondary Class B Condition is satisfied, Partner Holdings will retain the right to remove any director previously designated by it.

vi)	The “Secondary Class B Condition” is defined as Mr. Moelis satisfying all of the following conditions:

vii)

he maintains directly or indirectly ownership of an aggregate of at least 2,229,222 shares of Class A common stock of the Company and Equivalent Class A Shares, subject to customary adjustments, which represent approximately one-sixth of his ownership immediately following our initial public offering; and

viii)	conditions (ii)-(v) required under the Class B Condition.

In a lawsuit in the Delaware Court of Chancery, West Palm Beach Firefighters’ Pension Fund v. Moelis & Co., Case No. 2023-0309-JTL, a Company stockholder claimed that certain provisions of the Stockholders Agreement are invalid under the Delaware General Corporation Law. On March 4, 2024, the court issued an interlocutory order, which became final on July 18, 2024 and is presently in effect, that certain provisions of

Certain Relationships and Related Person Transactions

the Stockholders Agreement, including the provisions relating to approval rights and director vacancies identified above, are facially invalid, void, and unenforceable under Delaware law. The Company appealed the final order to the Delaware Supreme Court, and its appeal is pending.

Employment Agreement with Kenneth Moelis

We entered into an employment agreement with Mr. Moelis in April 2014, pursuant to which he serves as our Chairman and CEO. The employment agreement provides that Mr. Moelis receives an annual base salary of $400,000, is eligible to receive an annual discretionary performance bonus and is eligible to participate in our employee benefit plans and arrangements as in effect from time to time. Either party is permitted to terminate the agreement at any time with or without cause.

The employment agreement provides that upon a voluntary termination of Mr. Moelis’ employment other than for good reason, he will not compete with us for 90 days following the date of such termination. In addition, the agreement provides that Mr. Moelis will not solicit our employees, independent contractors, consultants, service providers or suppliers for one year following termination of his employment for any reason. The agreement also includes restrictions relating to confidentiality, intellectual property and non-disparagement.

Employment Agreements with Navid Mahmoodzadegan and Jeffrey Raich

We entered into substantially similar employment agreements with Messrs. Mahmoodzadegan and Raich in April 2014. The employment agreements provide that Messrs. Mahmoodzadegan and Raich each receive an annual base salary of $400,000, are eligible to receive an annual discretionary performance bonus and are eligible to participate in our employee benefit plans and arrangements as in effect from time to time. In addition, the employment agreements provide that during their employment, Messrs. Mahmoodzadegan and Raich have the right to be a member of Group LP’s most senior decision and policy-making committee (currently, the Group Management Committee). Messrs. Mahmoodzadegan and Raich are permitted to terminate their agreements at any time with or without cause; however, we may terminate the employment of Messrs. Mahmoodzadegan or Raich only for cause (as defined in the employment agreements).

The employment agreements provide that Messrs. Mahmoodzadegan and Raich will not solicit our employees, independent contractors, consultants, service providers or suppliers for six months following termination of his employment. The agreements also include restrictions relating to confidentiality, intellectual property and non-disparagement.

Employment Agreement with Eric Cantor

We entered into an employment agreement with Mr. Cantor pursuant to which he serves as the Vice Chairman of Group LP and a Managing Director. The employment agreement provides that Mr. Cantor receives an annual base salary of $400,000, is eligible to receive an annual discretionary performance bonus and is eligible to participate in our employee benefit plans and arrangements as in effect from time to time.

The employment agreement provides that upon a voluntary termination of Mr. Cantor’s employment other than for good reason, he will not compete with us for 90 days following the date of such termination. In addition, the employment agreement provides that Mr. Cantor will not solicit Group LP’s employees, independent contractors, consultants, service providers or suppliers for one year following termination of his employment for any reason (except for certain employees who joined in connection with Mr. Cantor). The agreement also includes restrictions relating to confidentiality, intellectual property and non-disparagement.

For calendar year 2015, in addition to other compensation and pursuant to the employment agreement, we paid to Mr. Cantor $400,000 in incentive RSUs, payable in equal quarterly installments (the “Quarterly RSUs”). For fiscal years 2016 through 2019, Mr. Cantor was granted annually $400,000 in Quarterly RSUs as

Certain Relationships and Related Person Transactions

part of his annual discretionary incentive compensation. The Quarterly RSUs generally have the same vesting schedule as incentive RSUs granted to other Managing Directors. The remaining unvested Quarterly RSUs will be forfeited if we terminate Mr. Cantor’s employment for cause or if Mr. Cantor terminates his employment other than (i) for good reason or (ii) after the second anniversary of the grant date, to take a full-time elected or appointed position in federal government, state government, or a national political party.

Transactions with Moelis Asset Management LP

Prior to our initial public offering, our business was owned by Moelis & Company Holdings LP (“Old Holdings”), an entity controlled by Kenneth Moelis, our Chairman and CEO. In connection with our initial public offering, a reorganization of the existing businesses of Old Holdings was effected, pursuant to which the advisory business was transferred to our subsidiary, Group LP. Old Holdings retained its asset management business, which includes managers of direct lending funds, hedge funds, private equity funds, collateralized loan obligation funds and certain other asset management businesses, and was renamed Moelis Asset Management LP (“MAM”).

Master Services Agreement

We are party to a master services agreement with MAM. Under the master services agreement, we provide certain administrative services to MAM. MAM pays us mutually agreed-upon fees for these services, which are based on our costs of providing the shared services. The charges for the shared services generally are intended to allow us to recover the costs directly associated with providing the services, plus out-of-pocket costs and expenses, generally without profit. Under the master services agreement, MAM is able to use our services for a fixed term established on a service-by-service basis, which may be extended by mutual written agreement. MAM may terminate any of the specified services for any reason with 90 days prior written notice to us. Generally, each party agreed to indemnify the other party and its respective directors, officers, employees and agents against losses resulting from the transitional services, except, in the case of indemnification by MAM and its subsidiaries, to the extent of our gross negligence or intentional misconduct, not to exceed the amount of fees paid to us. Under this agreement, we allocated approximately $234,000 in costs to MAM for fiscal year ended December 31, 2024.

Master Separation Agreement

We entered into a master separation agreement with MAM in connection with the reorganization. The agreement set forth, among other things, MAM’s principal transactions with us necessary to separate the advisory and asset management businesses of MAM. The agreement identified the assets that were transferred, the liabilities assumed and the contracts assigned to us as part of the reorganization, and provided for when and how these transfers, assumptions and assignments occurred. Information in this Proxy Statement with respect to the assets and liabilities of the parties is presented based on the allocation of such assets and liabilities pursuant to the reorganization, unless the context otherwise requires.

The agreement provides for cross-indemnities that generally place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical advisory business and operations, and generally places MAM and its subsidiaries the financial responsibility for liabilities associated with all of MAM’s current and historical asset management businesses and operations.

License Agreements

We have granted a license to MAM and certain affiliates, under which MAM and such affiliates have the right to use trademarks incorporating the term “Moelis” for certain purposes, including in connection with asset management activities. MAM is not able to use the trademarks if it is engaged in investment banking advisory services and cannot use the trademark “Moelis & Company” or any derivations of it. The license is

Certain Relationships and Related Person Transactions

non-exclusive, non-sublicensable (except under certain conditions) and royalty-free. The license agreement continues in perpetuity unless terminated in accordance with its terms. We may terminate the license if MAM becomes insolvent, makes an assignment of the trademark for the benefit of its creditors, takes actions that cause any government or creditors to condemn or expropriate its assets or materially breaches the license agreement and fails to cure such breach.

Archean Capital Partners GP LLC

In 2016, MAM and Veritable LP (“Veritable”) formed a 50/50 joint venture, Archean Capital Partners GP LLC (“Archean”) to source, evaluate and invest seed capital in high quality, first-time private equity managers. In January 2017, Archean closed Archean Capital Partners I LP (“Archean I”) and, in March 2021, Archean closed Archean Capital Partners II LP (“Archean II”). Affiliates of Mr. Moelis collectively committed $10,000,000 to Archean I and $10,000,000 to Archean II.

In consideration for introductions made to MAM and Archean, MAM will pay to the Company 50% of the investment economics paid to MAM by Archean, which is comprised of (i) annual management fees and (ii) a revenue share from the private equity managers that receive capital from Archean, if any, net of certain expenses, subject to a cap based upon invested capital. Under this arrangement, the Company did not receive any payments from MAM in 2023 and 2024.

In June 2022, the Company and MAM amended the terms and conditions of the economics shared from introductions and capital raisings for future Archean funds. In exchange for a service fee of $3,567,000 paid by MAM to the Company, the Company will not share any of MAM’s economics from future funds raised by Archean. In January 2025, the Company’s interest shifted from 50% of net profits to 50% of gross revenues from Archean I and Archean II.

Other Transactions

We may enter into engagement letters to provide investment banking services to MAM and its subsidiaries from time to time. For the year ended December 31, 2024, no revenues were earned for investment banking services pursuant to engagement letters with funds managed by subsidiaries of MAM and portfolio companies of such funds.

Transactions with Atlas Crest

We had an affiliation with the sponsors (collectively referred to herein as “Atlas Crest Sponsors”) of Atlas Crest Investment Corp. II (“Atlas Crest II”) and Atlas Crest Investment Corp. III (formerly Atlas Crest Investment Corp. V) (“Atlas Crest III”), each a special purpose acquisition company (each an “Atlas Crest Entity” and collectively, the “Atlas Crest Entities”), which were formed and capitalized in 2021.

Mr. Moelis was a founding member of the Atlas Crest Sponsors and served as Non-Executive Chairman of the Atlas Crest Entities. Mr. Moelis (or an affiliate of Mr. Moelis) was the managing member of each of the Atlas Crest Sponsors. The Company’s executive officers and management Directors invested an aggregate $2,627,000 in the sponsor of Atlas Crest II and an aggregate $1,548,000 in the sponsor of Atlas Crest III during 2021 and 2022.

During 2021 and 2022, the Company invested $762,902 in the sponsor of Atlas Crest II and $1,131,750 in the sponsor of Atlas Crest III.

During 2022, the remaining Atlas Crest Entities were wound up and the remainder of the Company’s investments were liquidated. The Company recognized $982,799 in realized losses in other income and expenses on the consolidated statement of operations related to the wind-ups.

Certain Relationships and Related Person Transactions

In addition, we had an affiliation with the sponsor of Atlas Crest Investment Corp. (“Atlas Crest I”, also referred to as an Atlas Crest Entity and the sponsor of Atlas Crest I referred to as an Atlas Crest Sponsor). Atlas Crest I completed its initial business combination with Archer Aviation Inc. (“Archer”) on September 16, 2021 (the “AC I Initial Business Combination”) and a distribution of the Archer common stock and warrants held by the sponsor of Atlas Crest I following the AC I Initial Business Combination was completed.

Business Combination Marketing Agreements

On October 27, 2020, the Company and Atlas Crest I entered into a Business Combination Marketing Agreement to engage the Company to provide certain advisory services in connection with an initial business combination of Atlas Crest I, including, organizing meetings with stockholders, introductions to potential investors, assistance in obtaining stockholder approval for the business combination and assistance with press releases and public filings in connection with the business combination (the “Business Combination Marketing Agreement”) for a fee of 1.5% of the total amount of the initial public offering, or $6,250,000, payable to the Company upon consummation of an initial business combination. The Business Combination Marketing Agreement fee was paid to the Company upon consummation of the AC I Initial Business Combination, 50% of which was received in cash and the remaining 50% in common stock of Archer.

On February 3, 2021, the Company and Atlas Crest II entered into a Business Combination Marketing Agreement for a fee of 1.5% of the total amount of the initial public offering, or $4,312,500, payable upon consummation of an initial business combination.

Advisory and Placement Agency Services

In connection with the initial business combination of Atlas Crest I and Archer, the Company was engaged by Atlas Crest I to provide financial advisory and placement agency services to Atlas Crest I pursuant to customary engagement letters. An aggregate of $24,000,000 of M&A advisory fees and placement agent fees was paid to the Company by Atlas Crest I upon consummation of AC I Initial Business Combination, 50% of which was received in cash and the remaining 50% in common stock of Archer.

Services Agreements

In October 2020, the Company began providing office space, secretarial, administrative and other corporate services for a fee of $10,000 a month to Atlas Crest I. In February 2021, the Company began providing these services to Atlas Crest II for a fee of $10,000 per month and an agreement from each of the entities and the associated sponsors to indemnify the Company for any losses arising out of the provisions of services, subject to certain exceptions and limitations. This arrangement continued until December 2022 when Atlas Crest II was liquidated.

In accordance with our related persons transaction policy, management presented the above transactions to our Audit Committee and our Audit Committee reviewed and approved the transactions.

Policies and Procedures for Related Person Transactions

Our Board has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant regardless of the amount involved and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Proposal 3: Ratification of Independent Auditor

Proposal 3: Ratification of Independent Auditor

Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Although stockholder ratification of the appointment of Deloitte is not required by law, we are submitting the appointment to our stockholders for ratification as a matter of good corporate governance. The ratification of the appointment of Deloitte requires the vote of a majority of the voting power of the shares represented at the meeting and entitled to vote on such question, voting as a single class. If stockholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment. Even if stockholders ratify the appointment of Deloitte, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board recommends that you vote “FOR” the ratification of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Deloitte Fees

The following table presents aggregate fees billed to the Company for services rendered by Deloitte during the years ended December 31, 2024 and December 31, 2023.

	2024	2023

Audit fees(1)	$2,733,003	$2,543,213

Audit-related fees	—	—

Tax fees(2)	$1,931,595	$1,714,923

All other fees(3)	$4,126	$4,126

Total	$4,668,724	$4,262,262

(1)

Audit fees include fees for the audit of our consolidated financial statements, fees billed in the respective periods for professional consultations with respect to accounting issues, and issuance of consents required by statute or regulation and similar matters. Audit fees for the years presented include fees for the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

(2)	Tax fees include fees billed in the respective periods for tax compliance and consultations regarding the tax implications of certain transactions.

(3)	All other fees include subscriptions to Deloitte’s on-line accounting research tool.

Audit Committee Pre-Approval

Since our initial public offering, all services performed by Deloitte for the Company and its subsidiaries have been pre-approved by the Audit Committee. The Audit Committee has adopted a pre-approval policy, which requires that, before the independent auditor is engaged for any services, the Audit Committee must approve these services, including the fees and terms, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to completion of the audit. Services are reviewed taking into account the terms of the policy, and, for types of services not pre-approved in the policy, the rules of the SEC and the Public Company Accounting Oversight Board.

Audit Committee Report

Audit Committee Report

The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries. The Committee assists in the Board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent auditors’ qualifications and independence, and the performance of the Company’s independent auditors and the Company’s internal audit function.

The Company’s management is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2024 with the Company’s management and Deloitte. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on such review and discussions, the Audit Committee recommended to the Company’s Board that the financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Audit Committee

Kenneth L. Shropshire (Chairperson)

Louise Mirrer

Laila Worrell

General Information

General Information

The Company is making this Proxy Statement available to its stockholders on or about April 23, 2025 in connection with the solicitation of proxies by the Board for our Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this Proxy Statement. On or about April 23, 2025, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2024 Annual Report on Form 10-K.

The Company intends to hold the Annual Meeting in person.

Below are answers to common questions stockholders may have about the Proxy Materials and the Annual Meeting.

What are the Proxy Materials?

The “Proxy Materials” are this Proxy Statement and our Annual Report to stockholders for the fiscal year ended December 31, 2024. If you request printed versions of the Proxy Materials, you will also receive a proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of materials?

Under rules adopted by the SEC, we are furnishing Proxy Materials to many of our stockholders on the internet, rather than mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive printed copies of the Proxy Materials unless you request them. Instead, the notice will instruct you how to access and review the Proxy Materials on the internet. If you would like printed copies of the Proxy Materials, please follow the instructions on the notice.

What items will be voted on at the Annual Meeting and how does the Board recommend that I vote?

There are three proposals to be voted on at the Annual Meeting:

1.	the election of five directors to our Board;
2.	the approval, on an advisory basis, of the compensation of our NEOs; and
3.	the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Our amended and restated by-laws require that we receive advance notice of any proposals to be brought before the Annual Meeting by our stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the proxy holders appointed by our Board will have discretion to vote on those matters.

The Board recommends:

1.	that you vote “FOR” each of the nominees in Proposal 1;
2.	that you vote “FOR” the approval of the advisory resolution approving the compensation of our NEOs as disclosed in this Proxy Statement in Proposal 2; and
3.	that you vote “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm for 2025 in Proposal 3.

General Information

Who may vote at the meeting?

Holders of Class A common stock and holders of Class B common stock as of the close of business on April 9, 2025 (the “Record Date”) may vote at the Annual Meeting.

How many shares may be voted at the Annual Meeting?

Only stockholders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 74,183,429 shares of Class A common stock and 4,324,418 shares of Class B common stock entitled to vote.

How many votes do I have?

✓	Holders of our Class A common stock are entitled to one vote for each share held as of the Record Date.

✓	Holders of our Class B common stock are entitled to ten votes for each share held as of the Record Date.

✓	Holders of our Class A common stock and Class B common stock will vote as a single class on all matters at the Annual Meeting.

What vote is required for each proposal?

For the election of directors, each incumbent director must receive a majority of the votes cast (for and against) with respect to such director (meaning that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election) in an uncontested election. Pursuant to our by-laws, each incumbent director nominated for election must submit an irrevocable resignation, contingent on (i) not receiving a majority of the votes cast in an uncontested election, and (ii) the acceptance of that proffered resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose. In the event an incumbent director does not receive a majority of the votes cast in an uncontested election, the Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept or reject such incumbent director’s resignation or whether other action should be taken. The Board, taking into account the Nominating and Corporate Governance Committee’s recommendation, will decide whether to accept or reject such incumbent director’s resignation and will publicly disclose its decision, including, if the Board determines to reject such resignation, the rationale of the decision. The Board is not required to accept the resignation of an incumbent director that fails to receive a majority of the votes cast in an election that is not a Contested Election. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy by vote of a majority of the Board then in office, even if less than a quorum, or by a sole remaining director, or may decrease the size of the Board in accordance with the Company’s by-laws. The foregoing is subject to the rights and obligations of the Company pursuant to the Stockholders Agreement between the Company, Partner Holdings and certain stockholders. See “Certain Relationships and Related Person Transactions—Transaction with Our Directors, Executive Officers and 5% Holdings—Rights of Partner Holdings and Stockholders Agreement”.

The approval, on an advisory basis of the compensation of our NEOs, the ratification of the Company’s independent registered public accounting firm and any other proposals that may come before the Annual Meeting will be determined by the majority of the voting power of the shares represented at the meeting and entitled to vote on such question, voting as a single class.

As of the Record Date, Partner Holdings owned all of our outstanding Class B shares. Partner Holdings is controlled by Kenneth Moelis, our Chairman and CEO. Mr. Moelis controls approximately 37% of the voting power of our shares. See “Certain Relationships and Related Person Transactions—Transactions with Our Directors, Executive Officers and 5% Holders—Rights of Partner Holdings and Stockholders Agreement”.

General Information

How are abstentions and broker non-votes counted?

Abstentions (shares present at the meeting in person or by proxy that are voted “abstain”) and broker non-votes (explained below) are counted for the purpose of establishing the presence of a quorum but are not counted as votes cast for Proposal 1. Any abstentions on Proposals 2 and 3 will be counted as votes “against” the proposal. Broker non-votes will have no effect on Proposal 2. Brokers will have discretionary authority to vote on Proposal 3, so there will not be any broker non-votes on Proposal 3.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are a stockholder of record.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in “street name.” The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do stockholders of record vote?

There are four ways for stockholders of record to vote:

•

Via the internet. You may vote via the internet until 11:59 p.m. (Eastern Time) on the day before the Annual Meeting by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Notice of Internet Availability of Proxy Materials.

•

By telephone. You may vote by phone until 11:59 p.m. (Eastern Time) on the day before the Annual Meeting by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.

•

By mail. If you requested that Proxy Materials be mailed to you, you will receive a proxy card with your Proxy Materials. You may vote by filling out and signing the proxy card and returning it in the envelope provided. The proxy card must be received by the close of business on the day before the Annual Meeting.

•	In person. You may also vote your shares in person by completing a ballot at the Annual Meeting.

How do beneficial owners of shares held in street name vote?

If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions.

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy before the Annual Meeting by delivering to the Company’s General Counsel and Secretary a written notice stating that a proxy is revoked, by signing and delivering a proxy bearing a later date, by voting again via the internet or by telephone or by attending and voting in person at the Annual Meeting. Street name stockholders who wish to change their votes should contact the organization that holds their shares.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain “routine” proposals but cannot vote on other proposals. Proposals 1 and 2 are not considered “routine” proposals. Proposal 3 is a “routine” proposal. If you hold shares in street name and do not vote on Proposals 1 and 2 your shares will be counted as “broker non-votes.”

General Information

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Members of our Board and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

The Company has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the Annual Meeting. The Company will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials, and will pay D.F. King a fee of approximately $14,500, plus reimbursement of out-of-pocket expenses. The address of D.F. King is 48 Wall Street, 22nd Floor, New York, NY 10005. You can call D.F. King at (800) 714-3312 or email at MC@dfking.com.

What do I need to do if I want to attend the meeting?

You will need to provide evidence that you are a stockholder as of the Record Date. This can be a copy of your proxy card or a brokerage statement showing your shares. You must also bring photo identification. If you hold your shares in street name and wish to vote in person at the meeting, you will need to contact the organization that holds your shares in order to obtain a legal proxy from that organization.

We intend to hold the Annual Meeting in person.

Where can I find voting results?

We will file a Current Report on Form 8-K with the SEC including the final voting results from the Annual Meeting within four business days of the Annual Meeting.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

Some banks, brokers and nominees may be participating in the practice of “householding” Proxy Materials. This means that only one copy of our Proxy Materials may be sent to multiple stockholders in your household. If you hold your shares in street name and want to receive separate copies of the Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker, or other nominee who holds your shares.

Upon written or oral request, the Company will promptly deliver a separate copy of the Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Proxy Materials, you can contact our Investor Relations department at (212) 883-3800, investor.relations@moelis.com or 399 Park Avenue, 4th Floor, New York, NY 10022.

Who should I contact if I have additional questions?

You can contact our Investor Relations department at (212) 883-3800, investor.relations@moelis.com or at our principal executive offices at 399 Park Avenue, 4th Floor, New York, NY 10022. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote. If you have any questions about how to vote your shares, you may contact our proxy solicitor at:

D.F. King & Co, Inc.

48 Wall Street, 22nd Floor, New York, NY 10005

Call Toll-Free: (800) 714-3312

Banks and Brokers Call: (212) 269-5550

Additional Information

Additional Information

Procedures for Submitting Stockholder Proposals

Stockholder proposals intended to be presented at the 2026 Annual Meeting of Stockholders, pursuant to Exchange Act Rule 14a-8 must be delivered to the Secretary at our principal executive offices no later than December 24, 2025 in order to be included in the our proxy materials for that meeting. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8 and our by-laws.

Under our by-laws, stockholder proposals submitted for consideration at any annual meeting of stockholders, but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as directors, must be delivered to our Secretary at our principal executive offices not less than 90 days or more than 120 days before the first anniversary of the prior annual meeting of stockholders. Accordingly, under our by-laws, stockholder proposals and nominations under our by-laws must be delivered no earlier than February 5, 2026 and no later than March 7, 2026.

To be timely for purposes of Rule 14a-19 of the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19, which must be received in accordance with the requirements of our by-laws as described above. In addition, to the extent that any information required by Rule 14a-19 is not required under our by-laws to be included with your notice, we must receive such additional information by April 6, 2026.

Stockholder proposals and nominations must include all required information concerning the stockholder and the proposal or nominee set forth in our by-laws.

Annex A: Non-GAAP Financial Measures

Annex A: Non-GAAP Financial Measures

The Company prepares its consolidated financial statements using accounting principles generally accepted in the United States (GAAP). From time to time, the Company may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by the Company are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy.

Adjusted results are a non-GAAP financial measure which provide additional information on management’s view of operating results. These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

The Company’s adjusted revenues includes amounts reflected within other income (expenses) which are considered the equivalent of revenues for compensation. Such adjustments may include gains on founder investments where our employees and the Moelis advisory platform contributed meaningfully to the value creation; or the mark-to-market impact of equity instruments held by the Company that were originally received as payment for our banking services and included in revenues. We believe these adjustments are useful to allow comparability of period-to-period operating performance and compensation levels.

The Company’s adjusted compensation and benefits expenses may include adjustments reflected within other income (expenses) associated with compensation awards forfeited or returned to the Company by former employees. Management views the credits associated with such forfeitures as an offset to compensation and benefits expenses since the Firm will utilize the forfeited economics to recruit and or retain talent. We believe the netted presentation of forfeiture credits and compensation expenses is useful to allow comparability of period-to-period operating performance.

The Company’s adjusted non-compensation expenses and other income (expenses) may exclude certain one-time items that reduce the comparability of our operating performance as well as the amounts related to revenues and compensation and benefits expenses discussed above and adjustments to our provision for income taxes discussed below. Such adjustments increase the comparability of our financial performance across reporting periods and versus our peers.

The Company’s adjusted provision (benefit) for income taxes is adjusted to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rates for the periods presented. Adjusted provision (benefit) for income taxes periodically includes the tax impact related to the settlement of share-based awards, the reclassification of TRA liability adjustments, or adjustments to our deferred tax assets and liabilities that occur in connection with new tax legislation. Such adjustments increase the comparability of our financial performance across reporting periods and versus our peers.

The Company’s adjusted basic and diluted shares of Class A common stock outstanding is presented for each period as if all outstanding Class A partnership units have been exchanged into Class A common stock. The adjusted presentation helps analysts, investors, and other stakeholders understand the effect of the Firm’s ownership structure on its results, including the impact of all the Firm’s income becoming subject to corporate-level tax.

Annex A: Non-GAAP Financial Measures

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Twelve Months Ended December 31, 2024

(Dollars in thousands, except share and per share data)

Twelve Months Ended December 31, 2024
Adjusted Items	GAAP	Adjustments	Adjusted (non-GAAP)

Revenues	$1,194,545	$6,975(a)	$1,201,520

Compensation and benefits	830,151	(1,106)(b)	829,045

Other income (expenses)	23,067	(7,444)(a)(b)(c)	15,623

Income (loss) before income taxes	196,012	637	196,649

Provision (benefit) for income taxes	44,521	1,726(c)(d)	46,247

Net income (loss)	151,491	(1,089)	150,402

Net income (loss) attributable to non-controlling interests	15,471	(15,471)(e)	—

Net income (loss) attributable to Moelis & Company	$136,020	$14,382	$150,402

Weighted-average shares of Class A common stock outstanding Diluted	76,611,948	6,098,730(e)	82,710,678

Net income (loss) attributable to holders of shares of Class A common stock per share Diluted	$1.78		$1.82

(a)	Reflects a reclassification of $7.0 million of other income to revenues related to a gain associated with the Firm’s sale of 5.0 million shares of MA Financial Group Limited.

(b)	Reflects a reclassification of $1.1 million of other income (expenses) to compensation and benefits associated with the forfeiture or return of compensation by former employees.

(c)

Tax Receivable Agreement (“TRA”) liability related adjustments are made to other income (expenses) for GAAP purposes. The adjustment of $0.6 million is reclassified to the provision for income taxes line.

(d)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate for the period stated, together with the tax benefit related to the settlement of share-based awards of $13.0 million, we have a net tax expense of $46.2 million. Our Adjusted tax provision excludes any benefits or costs related to the adjustment to the step-up in tax basis in Group LP assets and TRA liabilities in connection with past partnership unit exchanges; such adjustment for this period was a net expense of $0.6 million, which is not included in the corporate tax provision for the period presented.

(e)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

Annex A: Non-GAAP Financial Measures

Twelve Months Ended December 31, 2023

(Dollars in thousands, except share and per share data)

Twelve Months Ended December 31, 2023
Adjusted Items	GAAP	Adjustments	Adjusted (non-GAAP)

Revenues	$854,748	$5,337(a)	$860,085

Compensation and benefits	714,749	(3,591)(b)	711,158

Non-compensation expenses	180,351	(1,569)(c)(d)	178,782

Other income (expenses)	11,205	1,417(a)(b)(c)(d)(e)	12,622

Income (loss) before income taxes	(29,147)	11,914	(17,233)

Provision (benefit) for income taxes	(1,631)	(651)(e)(f)	(2,282)

Net income (loss)	(27,516)	12,565	(14,951)

Net income (loss) attributable to non-controlling interests	(2,816)	2,816(g)	—

Net income (loss) attributable to Moelis & Company	$(24,700)	$9,749	$(14,951)

Weighted-average shares of Class A common stock outstanding Diluted	68,501,018	6,238,470(g)	74,739,488

Net income (loss) attributable to holders of shares of Class A common stock per share Diluted	$(0.36)	—	$(0.20)

(a)	Reflects a reclassification of $5.3 million of other income to revenues related to shares sold that were received as partial payment for advisory services provided on certain transactions.

(b)	Reflects a reclassification of $3.6 million of other income to compensation and benefits expense associated with the enforcement of non-compete provisions.

(c)	Reflects adjustments of $10.4 million for expenses resulting from a regulatory settlement with the SEC relating to recordkeeping of business communications on messaging applications.

(d)	Reflects adjustments of $1.7 million related to asset impairments associated with the Company’s exit from a duplicate U.S. office location.

(e)	TRA liability related adjustments are made to other income (expenses) for GAAP purposes. The adjustment of $0.2 million is reclassified to the provision for income taxes line.

(f)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate for the period stated, together with the tax benefit related to the settlement of share-based awards of $3.9 million, we have a net tax benefit of $2.3 million. Our Adjusted tax provision excludes any benefits or costs related to the adjustment to the step-up in tax basis in Group LP assets and TRA liabilities in connection with the past partnership unit exchanges; such adjustment for this period was a net expense of $0.6 million, which is not included in the corporate tax provision for the period presented.

(g)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

MOELIS & COMPANY ATTN: OSAMU WATANABE 399 PARK AVENUE, 4TH FLOOR NEW YORK, NY 10022

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time on June 4, 2025. Have your proxy card in hand when you access the web-site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time on June 4, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive the completed proxy card by 11:59 p.m., Eastern Time on June 4, 2025.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V73472-P30796       KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOELIS & COMPANY

The Board of Directors recommends you vote FOR all of the director nominees listed below:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Kenneth Moelis	☐	☐	☐

	1b.	Eric Cantor	☐	☐	☐

	1c.	Louise Mirrer	☐	☐	☐

	1d.	Kenneth L. Shropshire	☐	☐	☐

	1e.	Laila J. Worrell	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 2:	For	Against	Abstain

2. To approve, on an advisory basis, the compensation of our Named Executive Officers.	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 3:	For	Against	Abstain

3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

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V73473-P30796

MOELIS & COMPANY

Annual Meeting of Stockholders

June 5, 2025 at 8:30 a.m. ET

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kenneth Moelis, Katherine Pilcher Ciafone, Osamu Watanabe and Christopher Callesano, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of Moelis & Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders, to be held at 8:30 a.m. (Eastern Time) on June 5, 2025, at the offices of Moelis & Company, located at 399 Park Avenue, 4th Floor, New York, NY 10022, and in their discretion, upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3.

The stockholder(s) acknowledge(s) receipt with this proxy of a copy of the Notice of Annual Meeting, Proxy Statement and Annual Report describing more fully the matters set forth herein.

Continued and to be signed on reverse side